Form 10-K, Exhibit 13
period 1995-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 1996-04-01
CIK 842184

                                                            -1-
                    AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                                                                      Page

SELECTED FINANCIAL DATA                                                                                                  2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                    3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                           7

Statement of Financial Position
at December 31, 1995 and 1994                                                                                             8

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                     9

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                     10

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                     11

Notes to the Financial Statements                                                                                     12-20


ADDITIONAL FINANCIAL INFORMATION:

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings                                                                             21

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended and
Restated Agreement and Certificate of
Limited Partnership                                                                                                      22



                             SELECTED FINANCIAL DATA


        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:

         Summary of
         Operations                   1995               1994               1993                1992               1991

Lease revenue                    $   4,588,609      $   5,166,392       $   5,822,874      $   6,227,077      $   8,193,498

Net income (loss)                $  (2,283,720)     $  (1,463,495)      $  (5,435,348)     $   1,099,052      $  11,128,151

Per Unit:
     Net income (loss)           $      (0.71)      $      (0.46)       $      (1.70)      $        0.34      $        2.92

     Cash distributions
         declared                $        1.00      $        1.25       $        2.00      $        2.25      $       10.75


         Financial
          Position

Total assets                     $  16,888,606      $  17,961,111       $  24,263,282      $  36,143,240      $  42,324,675

Total long-term obligations      $   4,742,968                 --                  --                 --                 --

Partners' capital                $  11,233,743      $  16,717,463       $  22,180,958      $  34,016,306      $  40,117,254

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview

        As an equipment leasing partnership, AIRFUND International Limited Partnership (the "Partnership") was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three commercial jet aircraft and a proportionate interest in a fourth aircraft which were leased by major carriers engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. During the third quarter of 1995, the Partnership transferred its ownership interest in the fourth aircraft to the existing lessee, United Air Lines, Inc. ("United") in exchange for a proportionate interest in three aircraft leased to Southwest Airlines, Inc. ("Southwest") pursuant to lease agreements which expired in 1999. The Partnership continues to own a proportionate interest in one aircraft and a complete interest in two other aircraft held in its original portfolio, all of which are being leased pursuant to renewal lease agreements which will expire in 1996. Upon expiration of the renewal lease agreements, each aircraft will be re-leased or sold depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Ultimately, all aircraft will be sold and the net proceeds will be distributed to the Partners, after all liabilities and obligations of the Partnership have been satisfied.


Results of Operations

        In September 1995, the Partnership transferred its entire ownership interest (76.8%) in a Boeing 747-SP aircraft (the "Aircraft") to its lessee, United. The transaction was structured as a like-kind exchange for income tax reporting purposes, thereby enabling the Partnership to exchange its interest in the Aircraft for other aircraft which are expected to generate a better economic benefit to the Partnership than the Aircraft. The Partnership received aggregate cash consideration of $6,325,760, including $352,256 for rent accrued through the transfer date. The net cash consideration of $5,973,504 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the Aircraft had a net book value of $7,914,422 at the date of transfer and resulted in a net loss for financial reporting purposes of $1,940,918.

        In November 1995, the Partnership partially replaced the Aircraft with a 43.41% interest in three Boeing 737-2H4 aircraft leased by Southwest Airlines, Inc. (the "Southwest Aircraft") at an aggregate cost of $6,355,873. To enable the Partnership to better achieve its investment objectives, maximize its aircraft replacement capabilities and enhance the overall economic potential of the like-kind exchange, the General Partner arranged to finance a portion of the acquisition cost through a third-party lender. Accordingly, the Partnership obtained financing of $4,742,968 from a third-party lender and utilized $1,612,905 of the cash consideration received from United. The Southwest Aircraft, which are under lease through December 31, 1999, will generate aggregate lease revenues to the Partnership of $5,563,425. The remaining ownership interest of 56.59% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by AFG. For financial statement purposes, the remaining cash consideration of $4,360,599 is reported as Contractual Right for Equipment on the Statement of Financial Position at December 31, 1995. On March 25, 1996, the Partnership exchanged the remaining cash consideration, which was supplemented by additional financing, for a 49.17% interest in two McDonnell-Douglas MD-82 aircraft leased by Finnair OY (the "Finnair Aircraft"), thereby concluding all anticipated components of the like-kind exchange. See
Note 7 herein.

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $4,588,609 compared to $5,166,392 and $5,822,874 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue from 1993 to 1995 is due to a decline in the monthly rental rate of two Boeing 727 aircraft leased by Northwest Airlines, Inc. ("Northwest") and to the loss of rental revenue associated with the United Aircraft during the exchange period. Future lease revenue will fluctuate due to variations in the rental rates between the United Aircraft and its replacement aircraft and the expiration of renewal lease terms described herein. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

        The Partnership's two lease agreements with Northwest were renewed for a period of twelve months commencing May 1, 1994. Subsequently, Northwest extended the renewal period for an additional twelve months through April 30, 1996. Rents due under the original expired leases generated aggregate monthly revenue of $250,000, compared to $124,000 per month for the first twelve month renewal and $120,000 for the second twelve month renewal. Northwest has opted to extend these leases for an additional six months until October 31, 1996 at $120,000 per month.

        The Partnership's lease agreement with Cathay Pacific Airways, Ltd ("Cathay") provides for semi-annual rent adjustments based on the six month London Inter-bank Offered Rate ("LIBOR"). Accordingly, rents generated from this lease fluctuate in relation to the prevailing LIBOR rate on a semi-annual basis. The Partnership's renewal lease agreement with Cathay (having an adjusted semi-annual rent of $535,802) which expires on February 14, 1996 has been extended until April 11, 1996 and will be adjusted by the applicable LIBOR rate. Subsequent to this extension, Cathay will lease the aircraft at a fixed rate until June 30, 1996. The fixed extension agreement will generate approximately $127,000 in renewal revenue for the Partnership.

        The Partnership holds a proportionate ownership interest in the Cathay and Southwest aircrafts discussed above. The remaining interests are owned by other affiliated partnerships sponsored by AFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the aircraft. (See Note 3 to the financial statements, herein.)

        The Partnership recorded a write-down of aircraft carrying values, representing impairments, during each of the years ended December 31, 1995, 1994 and 1993. The resulting charges, $1,740,960 ($0.54 per limited partnership unit) in 1995, $2,534,000 ($0.79 per limited partnership unit) in 1994 and $5,607,584
($1.75 per limited partnership unit) in 1993, were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.

        Net realizable values were estimated based on (i) third-party appraisals of the Partnership's aircraft and (ii) AFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

        Certain aircraft, such as the 747-SP aircraft previously owned by the Partnership, suffered market declines due to their nature as Special Purpose
(SP) aircraft. These aircraft were designed to travel long distances on a non-stop basis. Distance capability was achieved, in part, by reducing the number of passenger seats contained on a traditional 747 aircraft. In recent years, new aircraft have become available which compete with the 747-SP in both passenger capacity and fuel efficiency. This development depressed market values of used 747-SP aircraft and was the basis for the write-down recognized by the Partnership in 1994.

        Another significant consideration in evaluating used commercial aircraft is compliance with The Airport Capacity Act of 1990 (the "Airport Act"), which prohibits the operation of Stage 2 commercial jet aircraft to or from U.S. airports after December 31, 1999. Stage designations range from Stage 1 to Stage 3 and are indicative of an aircraft's compliance with noise level regulations promulgated by the Federal Aviation Administration. Stage 3 designates the highest level of compliance. The Partnership's two Boeing 727 aircraft leased to Northwest are Stage 2 aircraft. Various hush kit and re-engineering programs are available to retrofit Stage 2 aircraft to comply with the Airport Act; however, the cost to effect such improvements is estimated to range from $2 million to $3 million per aircraft. Accordingly, this factor is a major consideration in assessing estimated net realizable value for used aircraft and is a principal reason for the write-downs which the Partnership recognized in 1993. The write-down in 1995 resulted from deterioration in the market value for the Partnership's L1011 aircraft on lease to Cathay.

        Notwithstanding the foregoing, the ultimate realization of residual value for any aircraft is dependent upon many factors, including AFG's ability to sell and re-lease the aircraft. Changes in market conditions, industry trends, technological advances, and other events could converge to enhance or detract from asset values at any given time. Accordingly, AFG will attempt to monitor changes in the airline industry in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each aircraft.

        The total economic value realized upon final disposition of each aircraft will be comprised of all primary lease term revenues generated from that aircraft, together with its residual value. The latter consists of cash proceeds realized upon the aircraft's sale in addition to all other cash receipts obtained from renting the aircraft on a re-lease, renewal or month-to-month basis. Consequently, the amount of any future gain or loss reported in the financial statements may not necessarily be indicative of the total residual value the Partnership achieved from leasing the aircraft.

        During 1995 and 1994, the Partnership incurred interest expense of $63,568 and $8,133, respectively. Interest expense in 1995 resulted from financing obtained from a third-party lender in connection with the Southwest Aircraft described previously. Interest expense will increase in the near term as a result of this transaction and will be further increased by financing costs associated with the Finnair Aircraft. The contracted rental streams of both the Southwest and Finnair aircraft will be sufficient to retire the indebtedness and related interest costs.

        Interest expense in 1994 was incurred on a $600,000 short-term unsecured note agreement with an institutional lender. Interest was charged at a floating rate equal to the lender's prime rate of interest plus 2% during the period of borrowing. The sole purpose of this note was to fund a cash requirement caused by timing differences between rent receipts and cash distributions to the Partners. The note matured and was repaid fully on March 11, 1994.

        Management fees were 5% of lease revenue during 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future years.

        Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as insurance, printing, and distribution expenses. Collectively, operating expenses represented 5.2%, 2.8% and 1.8% of lease revenue in 1995, 1994 and 1993, respectively. The increase in operating expenses from 1993 to 1995 is due primarily to remarketing expenses incurred in connection with the renewal of two aircraft on lease to Northwest. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Depreciation and amortization expense was $2,716,474, $3,720,315 and $5,284,452 for the years ended December 31, 1995, 1994 and 1993, respectively.


Liquidity and Capital Resources and Discussion of Cash Flows

        The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to pay management fees and operating costs. Operating activities generated net cash inflows of $3,612,295, $4,550,408 and $5,451,244 in 1995, 1994 and 1993, respectively. The expiration of the Partnership's current lease agreements will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. This will be partially offset by rents generated in connection with the Southwest Aircraft and the Finnair Aircraft. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur principally through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's primary or renewal/re-lease term.

        As described in Results of Operations, the Partnership obtained long-term financing in connection with the like-kind exchange transactions involving United, Southwest and Finnair. The corresponding note agreements are recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period. As rental payments are collected, a portion or all of the rental payment will be used to repay principal and interest.

        Financing activities in 1994 reflect proceeds of $600,000 from a short-term unsecured note as discussed in Results of Operations. The note was originated and repaid during the three month period ended March 31, 1994.

        Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations of $3,200,000. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 95% of these distributions, or $3,040,000, and the General Partner was allocated 5%, or $160,000. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

        Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each aircraft at its disposal date. Future market conditions, technological changes, the ability of AFG to manage and remarket the aircraft, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's aircraft portfolio.

        The future liquidity of the Partnership will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods is expected to fluctuate widely as the General Partner attempts to remarket the Partnership's aircraft and possibly upgrade certain aircraft to meet the standards of potential successor lessees. The like-kind exchange, involving the United, Southwest and Finnair aircraft, was undertaken, in part, to mitigate the Partnership's economic risk resulting from the United aircraft being returned to the Partnership upon its lease expiration in April 1996 and remaining off-lease for an extended time period. The exchange enabled the Partnership to replace a specialized aircraft with other aircraft which are used more widely in the industry and also to significantly extend its rental stream with two creditworthy users.

        The lease expirations of Northwest in October 1996 will present additional demands on the Partnership's cash position, depending upon upgrades or refurbishments which may be necessary to remarket the aircraft. Accordingly, the General Partner expects to reserve a portion of the Partnership's cash for such purposes. Over time, aircraft disposals and other remarketing events will cause the Partnership's net cash from operating activities to diminish. Accordingly, fluctuations in the level of future quarterly cash distributions will occur. It is possible that the General Partner will elect not to declare a cash distribution in a given quarter, depending upon the overall cash requirements of the Partnership.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of AIRFUND International Limited Partnership:

        We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our  opinion,  the  financial  statements  referred to above  present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                              ERNST & YOUNG LLP






Boston, Massachusetts March 12, 1996, except for the fourth paragraph of Note 7, as to which the date is March 25, 1996

                 The accompanying notes are an integral part of

                           these financial statements.

                                                           -11-
                    AIRFUND International Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994


                                                                         1995                        1994
ASSETS

Cash and cash equivalents                                                $     1,079,341             $      1,067,046

Contractual right for equipment                                                4,360,599                           --

Rents receivable                                                                 562,594                      344,077

Accounts receivable - affiliate                                                  353,803                        1,736

Equipment at cost, net of accumulated
     depreciation of $22,741,547 and $27,446,669
     at December 31, 1995 and 1994, respectively                              10,532,269                   16,548,252

         Total assets                                                     $   16,888,606              $    17,961,111


LIABILITIES AND PARTNERS' CAPITAL

Notes payable $                                                          4,742,968    --
Accrued interest                                                                  63,568                           --
Accrued liabilities                                                               40,527             $        106,797
Accrued liabilities - affiliate                                                   71,661                       19,029
Deferred rental income                                                           136,139                      117,822
Cash distributions payable to partners                                           600,000                    1,000,000

         Total liabilities                                                     5,654,863                    1,243,648

Partners' capital (deficit):
     General Partner                                                          (1,137,309)                    (863,123)
     Limited Partnership Interests
     (3,040,000 Units; initial purchase
     price of $25 each)                                                       12,371,052                   17,580,586

         Total partners' capital                                              11,233,743                   16,717,463

         Total liabilities and partners' capital                         $    16,888,606              $    17,961,111



                    AIRFUND International Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993

Income:

     Lease revenue                                        $   4,588,609             $   5,166,392             $   5,822,874

     Interest income                                             58,206                    34,315                    29,068

     Loss on exchange of equipment                           (1,940,918)                       --                        --

         Total income                                         2,705,897                 5,200,707                 5,851,942

Expenses:

     Depreciation and amortization                            2,716,474                 3,720,315                 5,284,452

     Write-down of equipment                                  1,740,960                 2,534,000                 5,607,584

     Interest expense                                            63,568                     8,133                        --

     Equipment management fees - affiliate                      229,430                   258,320                   291,144

     Operating expenses - affiliate                             239,185                   143,434                   104,110

         Total expenses                                       4,989,617                 6,664,202                11,287,290


Net loss                                                   $ (2,283,720)             $ (1,463,495)             $ (5,435,348)


Net loss
     per limited partnership unit                     $          (0.71)          $          (0.46)         $           (1.70)

Cash distributions declared
     per limited partnership unit                    $            1.00           $           1.25        $            2.00




                    AIRFUND International Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993


                                                General
                                                Partner                     Recognized Owners
                                                Amount                 Units                Amount                 Total

Balance at December 31, 1992                $        1,819             3,040,000        $  34,014,487         $  34,016,306

Net loss - 1993                                   (271,767)                   --           (5,163,581)           (5,435,348)

Cash distributions declared                       (320,000)                   --           (6,080,000)           (6,400,000)

Balance at December 31, 1993                      (589,948)            3,040,000           22,770,906            22,180,958

Net loss - 1994                                    (73,175)                   --           (1,390,320)           (1,463,495)

Cash distributions declared                       (200,000)                   --           (3,800,000)           (4,000,000)

Balance at December 31, 1994                      (863,123)            3,040,000           17,580,586            16,717,463

Net loss - 1995                                   (114,186)                   --           (2,169,534)           (2,283,720)

Cash distributions declared                       (160,000)                   --           (3,040,000)           (3,200,000)

Balance at December 31, 1995                  $ (1,137,309)            3,040,000          $12,371,052           $11,233,743


                    AIRFUND International Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993

Cash flows from (used in) operating activities:
Net loss      $                                           (2,283,720) $             (1,463,495) $             (5,435,348)

Adjustments to reconcile net loss to net cash from operating activities:
         Depreciation and amortization                        2,716,474                 3,720,315                 5,284,452
         Write-down of equipment                              1,740,960                 2,534,000                 5,607,584
         Loss on exchange of equipment                        1,940,918                        --                        --

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                      (218,517)                       --                    26,021
         accounts receivable - affiliate                       (352,067)                   (1,736)                   13,145
     Increase (decrease) in:
         accrued interest                                        63,568                        --                        --
         accrued liabilities                                    (66,270)                  (19,015)                   12,396
         accrued liabilities - affiliate                         52,632                   (72,914)                   81,394
         deferred rental income                                  18,317                  (146,747)                 (138,400)

              Net cash from operating activities              3,612,295                 4,550,408                 5,451,244

Cash flows from (used in) financing activities:
     Proceeds from notes payable                                     --                   600,000                        --
     Principal payments - notes payable                              --                  (600,000)                       --
     Distributions paid                                      (3,600,000)               (4,600,000)               (6,400,000)

              Net cash used in financing activities          (3,600,000)               (4,600,000)               (6,400,000)

Net increase (decrease) in cash and
     cash equivalents                                            12,295                   (49,592)                 (948,756)

Cash and cash equivalents at beginning of year                1,067,046                 1,116,638                 2,065,394

Cash and cash equivalents at end of year                   $  1,079,341              $  1,067,046              $  1,116,638


Supplemental disclosure of cash flow information:

     Cash paid during the year for interest                          --           $         8,133                        --


Supplemental disclosure of non-cash investing activities:
     See Note 3 to the Financial Statements.


                    AIRFUND International Limited Partnership

                        Notes to the Financial Statements

                                                     December 31, 1995


                                                           -19-

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on January 31, 1989 for the purpose of acquiring and leasing to third parties a specified portfolio of used commercial aircraft. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Aircraft Management Corporation, a Massachusetts corporation) and $100 from the Initial Limited Partner (AFG Assignor Corporation, a Massachusetts corporation). On July 26, 1989, the Partnership issued 3,040,000 units representing assignments of limited partnership interests (the "Units") to 4,147 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The General Partner is an affiliate of American Finance Group ("AFG"), a Massachusetts partnership. The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which AFG and a wholly-owned affiliate are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The capital contribution of the General Partner, in consideration of its general partner interests, equals $1,000. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

         AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1990, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

         On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

        In 1990, AFG assigned its Equipment Management Agreement with the Partnership to AF/AIP Programs Limited Partnership, and AF/AIP Programs Limited Partnership entered into an identical management agreement with AFG. AF/AIP Programs Limited Partnership also entered into a nonexclusive confirmatory agreement with AFG's former majority-owned subsidiary, AIRFUND Corporation ("AFC"), for the provision of aircraft remarketing services.

        Significant operations commenced July 27, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner for the life of the Partnership. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 10% (compounded quarterly) on undistributed invested capital.

        Under the terms of a Management Agreement between the Partnership and AFG, management services are provided by AFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see
Note 4.)

                    AIRFUND International Limited Partnership

                        Notes to the Financial Statements

                                   (Continued)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

        The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1995, the Partnership had $1,075,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

        Rents are payable to the Partnership monthly or semi-annually. Rents from Cathay, as provided for in the lease agreement, are adjusted semi-annually for changes of the six month LIBOR rate. Future rents from Cathay, included below, reflect the most recent LIBOR effected rental payment. The LIBOR rates prevailing at future rent adjustment dates will cause fluctuations in the periodic rental rate to be generated from this lease. All leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $7,029,152 are due as follows:


        For the year ending December 31,       1996             $   3,174,344
                                               1997                 1,250,208
                                               1998                 1,250,208
                                               1999                 1,250,208
                                               2000                   104,184

                                              Total             $   7,029,152


        Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                       1993

Northwest Airlines, Inc.
     (Two Boeing 727-251ADV)                              $   1,456,000             $   2,203,638             $   3,000,000
United Airlines, Inc.
     (One Boeing 747-SP-21)                               $   1,471,286             $   1,935,360             $   1,909,409
Cathay Pacific Airways Limited
     (One Lockheed L-1011)                                $   1,098,730             $   1,027,394             $     913,465
Southwest Airlines, Inc.
     (Three Boeing 737-2H4)                               $     562,594                        --                        --


        The Partnership's two lease agreements with Northwest were renewed for a period of twelve months commencing May 1, 1994. Subsequently, Northwest extended the renewal period for an additional twelve months through April 30, 1996. Rents due under the original expired leases generated aggregate monthly revenue of $250,000 compared to $124,000 per month for the first twelve month renewal and $120,000 for the second twelve month renewal. Northwest has opted to extend the renewal period for an additional six months until October 31, 1996 at $120,000 per month, at which time the aircraft are expected to be returned. The General Partner is currently pursuing the re-lease of these aircraft and expects to incur refurbishment costs.

        The Partnership's renewal lease agreement with Cathay which expires February 14, 1996 was extended until April 11, 1996 and will be adjusted by the applicable LIBOR rate. Subsequent to this extension, Cathay will lease the aircraft at a fixed rate until June 30, 1996. The fixed extension agreement will generate approximately $127,000 in renewal revenue for the Partnership. Cathay has the option to extend this renewal beyond June 30, 1996 or return the aircraft to the Partnership.

        In September 1995, the Partnership transferred its ownership interests in a Boeing 747-SP-21 commercial jet aircraft to the existing lessee, United Air Lines, Inc. ("United"), pursuant to the rules for a like-kind exchange transaction for income tax reporting purposes. (See Note 3 herein). In November 1995, the Partnership partially replaced the United aircraft with a 43.41% interest in three Boeing 737-2H4 aircraft leased to Southwest Airlines, Inc. ("Southwest"). The Partnership will receive approximately $1,709,000 in rental revenue for the year ending December 31, 1996, $1,250,000 in each of the three years in the period ending December 31, 1999 and $104,000 on January 1, 2000. This revenue reflects the Partnership's 43.41% ownership interest in the aircraft.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

        All aircraft were acquired from AFG or one of its Affiliates. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price was the lower of (i) the actual price paid for the aircraft by AFG or the Affiliate plus all actual costs accrued by AFG or the Affiliate while carrying the aircraft less, for the aircraft leased to United and Cathay, the amount of all interim rents received by AFG or the Affiliate prior to selling the aircraft or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the aircraft, carrying costs and acquisition costs. In no event did the equipment cost exceed the appraised value of the aircraft.

Depreciation and Amortization

        The Partnership's depreciation policy is intended to allocate the cost of aircraft over the period during which they produce economic benefit. The principal period of economic benefit is considered to correspond to each aircraft's primary lease term, which term generally represents the period of greatest revenue potential for each aircraft. Accordingly, to the extent that an aircraft is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the aircraft and (ii) the estimated residual value of the aircraft on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of aircraft values at the date of primary lease expiration. To the extent that an aircraft is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the aircraft on a straight-line basis over the aircraft's remaining economic life. Periodically, the General Partner evaluates the net carrying value of each aircraft to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of aircraft are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

        Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Allocation of Profits and Losses

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Loss and Cash Distributions Per Unit

        Net loss and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partner's 5% share of net loss and cash distributions.

Provision for Income Taxes

        No   provision   or  benefit  from  income  taxes  is  included  in  the
accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Reclassification

        Certain reclassifications have been made to prior year financial statements to conform to the 1995 presentation.

Impact of Recently Issued Accounting Standards

        In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

        The  following is a summary of  equipment  owned by the  Partnership  at
December 31, 1995. In the opinion of AFG, the acquisition  cost of the equipment did not exceed its fair market value.
                                                   Lease
                                                     Term                Equipment
             Equipment Type                        (Months)               at Cost                      Location

One Boeing 727-251ADV (Northwest)                           24         $   9,520,359         MN
One Boeing 727-251ADV (Northwest)                           24             9,520,359         MN
One Lockheed L-1011-50 (Cathay)                             18             7,877,225         Foreign
Three Boeing 737-2H4 (Southwest)                            49             6,355,873         TX

                                         Total equipment cost             33,273,816

                                      Accumulated depreciation           (22,741,547)

                   Equipment, net of accumulated depreciation           $ 10,532,269

        The cost of the Lockheed L-1011-50 aircraft and the three Boeing 737-2H4 aircraft represent proportionate ownership interests. The remaining interests are owned by other affiliated partnerships sponsored by AFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the aircraft.

        In September 1995, the Partnership transferred its entire ownership interest (76.8%) in a Boeing 747-SP aircraft (the "Aircraft") to its lessee, United. The transaction was structured as a like-kind exchange for income tax reporting purposes, thereby enabling the Partnership to exchange its interest in the Aircraft for other aircraft which are expected to generate a better economic benefit to the Partnership than the Aircraft. The Partnership received aggregate cash consideration of $6,325,760 including $352,256 for rent accrued through the transfer date. The net cash consideration of $5,973,504 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the Aircraft had a net book value of $7,914,422 at the date of transfer and resulted in a net loss for financial reporting purposes of $1,940,918.

        In November 1995, the Partnership partially replaced the Aircraft with a 43.41% interest in three Boeing 737-2H4 aircraft leased by Southwest Airlines, Inc. (the "Southwest Aircraft") at an aggregate cost of $6,355,873. To enable the Partnership to better achieve its investment objective, maximize its aircraft replacement capabilities and enhance the overall economic potential of the like-kind exchange, the General Partner arranged to finance a portion of the acquisition cost through a third-party lender. Accordingly, the Partnership obtained financing of $4,742,968 from a third-party lender and utilized $1,612,905 of the cash consideration received from United. The Southwest Aircraft, which are under lease through December 31, 1999, will generate aggregate lease revenues to the Partnership of $5,563,425. The remaining ownership interest of 56.59% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by AFG. For financial statement purposes, the remaining cash consideration of $4,360,599 is reported as Contractual Right for Equipment on the Statement of Financial Position at December 31, 1995.

        Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $6,356,000 and a net book value of approximately $6,192,000 at December 31, 1995. (See Note 5.)

        Generally, the costs associated with maintaining, insuring and operating the Partnership's aircraft are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership. However, the Partnership has purchased supplemental insurance coverage to reduce the economic risk arising from certain losses. Specifically, the Partnership is insured under supplemental policies for "Aircraft Hull Total Loss Only" and "Aircraft Hull Total Loss Only War and Other Perils."

        As aircraft are sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the aircraft at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the aircraft is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the aircraft upon the expiration of the primary lease terms. No aircraft were held for sale or re-lease at December 31, 1995.

        The Partnership recorded a write-down of aircraft carrying values, representing impairments, during each of the years ended December 31, 1995, 1994 and 1993. The resulting charges, $1,740,960 ($0.54 per limited partnership unit) in 1995, $2,534,000 ($0.79 per limited partnership unit) in 1994 and $5,607,584
($1.75 per limited partnership unit) in 1993 were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                              1995                      1994                       1993
Equipment management fees                                 $     229,430             $     258,320             $     291,144
Administrative charges                                           21,000                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                       218,185                   131,434                    89,155

                               Total                       $    468,615             $     401,754             $     395,254


        As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG was compensated by an amount equal to 1.6% of Equipment Base Price paid by the Partnership. For management services, AFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership or
(ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to AFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

        Administrative  charges  represent  amounts  owed  to AFG,  pursuant  to
Section 10.4(c) of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

        All equipment was purchased from AFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2.

        Substantially all rents and proceeds from the sale of aircraft are paid directly to AFG. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $353,803 by AFG for interest on such funds. These funds were remitted to the Partnership in January 1995.


NOTE 5 - NOTES PAYABLE

        Notes payable at December 31, 1995 consisted of three installment notes aggregating $4,742,968 payable to a bank. All three notes, which were originated in connection with the Southwest Aircraft, had interest rates of 8.65% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents. The carrying amount of notes payable approximates fair value at December 31, 1995.


        The annual maturities of the installment notes payable are as follows:

        For the year ending December 31,       1996             $   1,449,949
                                               1997                 1,004,523
                                               1998                 1,094,958
                                               1999                 1,193,538

                                              Total              $  4,742,968


NOTE 6 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1995, the General Partner had a negative tax capital account balance of $406,000.


        The following is a reconciliation between net loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:

                                                              1995                      1994                       1993

Net loss      $                                           (2,283,720) $             (1,463,495) $             (5,435,348)

     Financial statement depreciation
         in excess of (less than) tax depreciation           (1,813,446)                 (997,570)                  284,590
     Write-down of equipment                                  1,740,960                 2,534,000                 5,607,584
     Prepaid rental income                                       18,317                  (146,747)                 (138,400)
     Other                                                    2,020,977                   (28,953)                   18,975

Net income (loss) for federal income
     tax reporting purposes                               $    (316,912)            $    (102,765)            $     337,401


        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                           1995                               1994

Partners' capital                                                          $  11,233,743                      $  16,717,463

Add back selling commissions and
     organization and offering costs                                           7,975,000                          7,975,000

Financial statement distributions in
     excess of tax distributions                                                  30,000                             50,000

Cumulative difference between federal income
     tax and financial statement income (loss)                                (2,527,694)                        (4,494,503)

Partners' capital for federal income tax
     reporting purposes                                                     $ 16,711,049                        $20,247,960


        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

         With respect to the like-kind exchange referred to in Note 3, on March 25, 1996, the Partnership partially replaced the United Aircraft with a 49.17% interest in two McDonnell-Douglas MD-82 aircraft leased by Finnair OY at an aggregate cost of $13,620,090. To enable the Partnership to better achieve its investment objectives, maximize its aircraft replacement capabilities and enhance the overall economic potential of the like-kind exchange, the General Partner arranged to finance a portion of the acquisition cost through a third-party lender. Accordingly, the Partnership obtained financing of $9,165,396 from a third-party lender and utilized $4,454,694 of the cash consideration received from United including interest thereon. The Finnair Aircraft, which are under lease through April 30, 1999, will generate aggregate lease revenues to the Partnership of $6,567,133. The remaining ownership interest of 50.83% in the Finnair Aircraft is held by affiliated equipment leasing programs sponsored by AFG. This exchange concludes all anticipated components of the like-kind exchange described previously.





                    AIRFUND International Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                     Sales and
                                                          Operations               Refinancings                   Total

Net loss      $                                        (2,283,720)                --            $           (2,283,720)

Add:
     Depreciation                                             2,716,474                        --                 2,716,474
     Write-down of equipment                                  1,740,960                        --                 1,740,960
     Management fees                                            229,430                        --                   229,430
     Loss on exchange of equipment                            1,940,918                        --                 1,940,918

     Cash from operations, sales
         and refinancings                                     4,344,062                        --                 4,344,062

Less:
     Management fees                                           (229,430)                       --                  (229,430)

     Distributable cash from operations, sales
         and refinancings                                     4,114,632                        --                 4,114,632

Other sources and uses of cash:
     Cash at beginning of year                                1,067,046                        --                 1,067,046
     Net change in receivables and accruals                    (502,337)                       --                  (502,337)

Less:
     Cash distributions paid                                 (3,600,000)                       --                (3,600,000)

Cash at end of year                                     $     1,079,341                        --           $     1,079,341


                    AIRFUND International Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                                     December 31, 1995



        For the year ended December 31, 1995, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



         Operating expenses                                       $      212,999