Form 10-K/A, Exhibit 13
period 1995-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 1996-04-09
CIK 842184


                    AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS
                                                                                 Page
                                                                                 ----
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

        For each of the five years in the period ended December 31, 1995:


         Summary of
         Operations                   1995               1994               1993                1992               1991
- ------------------------         -------------      -------------       -------------      -------------      -------------
Lease revenue                    $   4,588,609      $   5,166,392       $   5,822,874      $   6,227,077      $   8,193,498

Net income (loss)                $  (2,283,720)     $  (1,463,495)      $  (5,435,348)     $   1,099,052      $  11,128,151

Per Unit:
     Net income (loss)           $      (0.71)      $      (0.46)       $      (1.70)      $        0.34      $        2.92

     Cash distributions
         declared                $        1.00      $        1.25       $        2.00      $        2.25      $       10.75


         Financial
          Position
- -----------------------
Total assets                     $  16,888,606      $  17,961,111       $  24,263,282      $  36,143,240      $  42,324,675

Total long-term obligations      $   4,742,968                 --                  --                 --                 --

Partners' capital                $  11,233,743      $  16,717,463       $  22,180,958      $  34,016,306      $  40,117,254

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview
- --------

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


Results of Operations
- ---------------------

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


Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

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


                                                           /s/ ERNST & YOUNG LLP
                                                           ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996, except for the fourth
paragraph of Note 7, as to which
the date is March 25, 1996

                    AIRFUND International Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994

                                                                                 1995                      1994
ASSETS                                                                    ---------------            ---------------
- ------
Cash and cash equivalents                                                 $     1,079,341            $      1,067,046

Contractual right for equipment                                                 4,360,599                          --

Rents receivable                                                                  562,594                     344,077

Accounts receivable - affiliate                                                   353,803                       1,736

Equipment at cost, net of accumulated
     depreciation of $22,741,547 and $27,446,669
     at December 31, 1995 and 1994, respectively                               10,532,269                  16,548,252
                                                                          ---------------            ----------------
         Total assets                                                     $    16,888,606            $     17,961,111
                                                                          ===============            ================

LIABILITIES AND PARTNERS' CAPITAL
- ---------------------------------
Notes payable                                                            $      4,742,968                          --
Accrued interest                                                                   63,568                          --
Accrued liabilities                                                                40,527             $       106,797
Accrued liabilities - affiliate                                                    71,661                      19,029
Deferred rental income                                                            136,139                     117,822
Cash distributions payable to partners                                            600,000                   1,000,000
                                                                         ----------------             ---------------
         Total liabilities                                                      5,654,863                   1,243,648
                                                                         ----------------             ---------------
Partners' capital (deficit):
     General Partner                                                           (1,137,309)                   (863,123)
     Limited Partnership Interests
     (3,040,000 Units; initial purchase
     price of $25 each)                                                        12,371,052                  17,580,586
                                                                         ----------------             ---------------
         Total partners' capital                                               11,233,743                  16,717,463
                                                                         ----------------             ---------------
         Total liabilities and partners' capital                         $     16,888,606             $    17,961,111
                                                                         ================             ===============

                 The accompanying notes are an integral part of
                           these financial statements.

                    AIRFUND International Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993
                                                          -------------             -------------             -------------
Income:

     Lease revenue                                        $   4,588,609             $   5,166,392             $   5,822,874

     Interest income                                             58,206                    34,315                    29,068

     Loss on exchange of equipment                           (1,940,918)                       --                        --
                                                          -------------             -------------             -------------
         Total income                                         2,705,897                 5,200,707                 5,851,942
                                                          -------------             -------------             -------------
Expenses:

     Depreciation and amortization                            2,716,474                 3,720,315                 5,284,452

     Write-down of equipment                                  1,740,960                 2,534,000                 5,607,584

     Interest expense                                            63,568                     8,133                        --

     Equipment management fees - affiliate                      229,430                   258,320                   291,144
                                                          -------------             -------------             -------------
     Operating expenses - affiliate                             239,185                   143,434                   104,110
                                                          -------------             -------------             -------------
         Total expenses                                       4,989,617                 6,664,202                11,287,290
                                                          -------------             -------------             -------------

Net loss                                                  $  (2,283,720)            $  (1,463,495)            $  (5,435,348)
                                                          =============             =============             =============

Net loss
     per limited partnership unit                         $       (0.71)            $       (0.46)            $       (1.70)
                                                          =============             =============             =============
Cash distributions declared
     per limited partnership unit                         $        1.00             $        1.25             $        2.00
                                                          =============             =============             =============

                The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993

                                                 General                     Recognized Owners
                                                 Partner               ------------------------------
                                                 Amount                  Units               Amount                Total
                                            --------------             ---------          -----------           -----------
Balance at December 31, 1992                $        1,819             3,040,000          $34,014,487           $34,016,306

Net loss - 1993                                   (271,767)                   --           (5,163,581)           (5,435,348)

Cash distributions declared                       (320,000)                   --           (6,080,000)           (6,400,000)
                                            ---------------            ---------          -----------           -----------
Balance at December 31, 1993                      (589,948)            3,040,000           22,770,906            22,180,958

Net loss - 1994                                    (73,175)                   --           (1,390,320)           (1,463,495)

Cash distributions declared                       (200,000)                   --           (3,800,000)           (4,000,000)
                                            ---------------            ---------          -----------           -----------

Balance at December 31, 1994                      (863,123)            3,040,000           17,580,586            16,717,463

Net loss - 1995                                   (114,186)                   --           (2,169,534)           (2,283,720)

Cash distributions declared                       (160,000)                   --           (3,040,000)           (3,200,000)
                                            ---------------            ---------          -----------           -----------
Balance at December 31, 1995                $   (1,137,309)            3,040,000          $12,371,052           $11,233,743
                                            ===============            =========          ===========           ===========

                The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993

                                                                1995                      1994                       1993
                                                            -----------               -----------                -----------
Cash flows from (used in) operating activities:
Net loss                                                    $(2,283,720)              $(1,463,495)               $(5,435,348)

Adjustments to reconcile net loss
   to net cash from operating activities:
         Depreciation and amortization                        2,716,474                 3,720,315                  5,284,452
         Write-down of equipment                              1,740,960                 2,534,000                  5,607,584
         Loss on exchange of equipment                        1,940,918                        --                         --

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                      (218,517)                       --                     26,021
         accounts receivable - affiliate                       (352,067)                   (1,736)                    13,145
     Increase (decrease) in:
         accrued interest                                        63,568                        --                         --
         accrued liabilities                                    (66,270)                  (19,015)                    12,396
         accrued liabilities - affiliate                         52,632                   (72,914)                    81,394
         deferred rental income                                  18,317                  (146,747)                  (138,400)
                                                            -----------               -----------                -----------
              Net cash from operating activities              3,612,295                 4,550,408                  5,451,244
                                                            -----------               -----------                -----------
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                     --                   600,000                         --
     Principal payments - notes payable                              --                  (600,000)                        --
     Distributions paid                                      (3,600,000)               (4,600,000)                (6,400,000)
                                                            -----------               -----------                -----------

              Net cash used in financing activities          (3,600,000)               (4,600,000)                (6,400,000)
                                                            -----------               -----------                -----------
Net increase (decrease) in cash and
     cash equivalents                                            12,295                   (49,592)                  (948,756)

Cash and cash equivalents at beginning of year                1,067,046                 1,116,638                  2,065,394
                                                            -----------               -----------                -----------
Cash and cash equivalents at end of year                    $ 1,079,341               $ 1,067,046                $ 1,116,638
                                                            ===========               ===========                ===========

Supplemental disclosure of cash flow information:

     Cash paid during the year for interest                          --               $     8,133                         --
                                                            ===========               ===========                ===========

Supplemental disclosure of non-cash investing activities:
     See Note 3 to the Financial Statements.

                The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                        Notes to the Financial Statements

                               December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

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

     For the year ending December 31,       1996             $   3,174,344
                                            1997                 1,250,208
                                            1998                 1,250,208
                                            1999                 1,250,208
                                            2000                   104,184
                                                             -------------
                                            Total            $   7,029,152
                                                             =============

        Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                       1993
                                                          -------------             -------------             -------------
Northwest Airlines, Inc.
     (Two Boeing 727-251ADV)                              $   1,456,000             $   2,203,638             $   3,000,000
United Airlines, Inc.
     (One Boeing 747-SP-21)                               $   1,471,286             $   1,935,360             $   1,909,409
Cathay Pacific Airways Limited
     (One Lockheed L-1011)                                $   1,098,730             $   1,027,394             $     913,465
Southwest Airlines, Inc.
     (Three Boeing 737-2H4)                               $     562,594                        --                        --


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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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

Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

Depreciation and Amortization
- -----------------------------

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Loss and Cash Distributions Per Unit
- ----------------------------------------

        Net loss and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partner's 5% share of net loss and cash distributions.

Provision for Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Reclassification
- ----------------

        Certain reclassifications have been made to prior year financial statements to conform to the 1995 presentation.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


                                                    Lease
                                                     Term                Equipment
             Equipment Type                        (Months)               at Cost                      Location
- ---------------------------------                -----------            -----------              --------------------
One Boeing 727-251ADV (Northwest)                         24            $ 9,520,359              MN
One Boeing 727-251ADV (Northwest)                         24              9,520,359              MN
One Lockheed L-1011-50 (Cathay)                           18              7,877,225              Foreign
Three Boeing 737-2H4 (Southwest)                          49              6,355,873              TX
                                                                        -----------

                                         Total equipment cost            33,273,816

                                      Accumulated depreciation          (22,741,547)

                   Equipment, net of accumulated depreciation           $10,532,269
                                                                        ===========

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                              1995                      1994                       1993
                                                          ------------              -----------               ------------
Equipment management fees                                 $    229,430              $   258,320               $    291,144
Administrative charges                                          21,000                   12,000                     14,955
Reimbursable operating expenses
     due to third parties                                      218,185                  131,434                     89,155
                                                          ------------              -----------               ------------
                               Total                      $    468,615              $   401,754               $    395,254
                                                          ============              ===========               ============

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

        All equipment was purchased from AFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2.

        Substantially all rents and proceeds from the sale of aircraft are paid directly to AFG. AFG temporarily deposits collected funds in a separate interest bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $353,803 by AFG for interest on such funds. These funds were remitted to the Partnership in January 1995.


NOTE 5 - NOTES PAYABLE
- ----------------------

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


        The annual maturities of the installment notes payable are as follows:

        For the year ending December 31,  1996             $   1,449,949
                                          1997                 1,004,523
                                          1998                 1,094,958
                                          1999                 1,193,538

                                          Total            $   4,742,968
                                                           =============

NOTE 6 - INCOME TAXES
- ---------------------

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

        The following is a reconciliation between net loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:

                                                                1995                      1994                       1993
                                                            -----------               -----------                -----------
Net loss                                                    $(2,283,720)              $(1,463,495)               $(5,435,348)

     Financial statement depreciation
         in excess of (less than) tax depreciation           (1,813,446)                 (997,570)                   284,590
     Write-down of equipment                                  1,740,960                 2,534,000                  5,607,584
     Prepaid rental income                                       18,317                  (146,747)                  (138,400)
     Other                                                    2,020,977                   (28,953)                    18,975
                                                            -----------               -----------                -----------
Net income (loss) for federal income
     tax reporting purposes                                 $  (316,912)              $  (102,765)               $   337,401
                                                            ===========               ===========                ===========

        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.


        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                           1995                               1994
                                                                       -----------                        -----------
Partners' capital                                                      $11,233,743                        $16,717,463

Add back selling commissions and
     organization and offering costs                                     7,975,000                          7,975,000

Financial statement distributions in
     excess of tax distributions                                            30,000                             50,000

Cumulative difference between federal income
     tax and financial statement income (loss)                          (2,527,694)                        (4,494,503)
                                                                       -----------                        -----------
Partners' capital for federal income tax
     reporting purposes                                                $16,711,049                        $20,247,960
                                                                       ===========                        ===========

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - SUBSEQUENT EVENT
- -------------------------

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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

                    AIRFUND International Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                       Sales and
                                                          Operations                  Refinancings                Total
                                                        --------------                ------------           -------------
Net loss                                                $  (2,283,720)                          --           $  (2,283,720)

Add:
     Depreciation                                           2,716,474                           --               2,716,474
     Write-down of equipment                                1,740,960                           --               1,740,960
     Management fees                                          229,430                           --                 229,430
     Loss on exchange of equipment                          1,940,918                           --               1,940,918
                                                        -------------                 ------------           -------------
     Cash from operations, sales
         and refinancings                                   4,344,062                           --               4,344,062

Less:
     Management fees                                         (229,430)                          --                (229,430)
                                                        -------------                 ------------           -------------

     Distributable cash from operations, sales
         and refinancings                                   4,114,632                           --               4,114,632

Other sources and uses of cash:
     Cash at beginning of year                              1,067,046                           --               1,067,046
     Net change in receivables and accruals                  (502,337)                          --                (502,337)

Less:
     Cash distributions paid                               (3,600,000)                          --              (3,600,000)
                                                        -------------                 ------------           -------------
Cash at end of year                                     $   1,079,341                           --           $   1,079,341
                                                        =============                 ============           =============


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