Form 10-K, Exhibit 13
period 1996-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 1997-03-31
CIK 842184

                   AIRFUND International Limited Partnership
















                Annual Report to the Partners, December 31, 1996

                   AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                    Page
                                                                    ----

SELECTED FINANCIAL DATA                                               2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                         8

Statement of Financial Position
at December 31, 1996 and 1995                                          9

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                  10

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                  11

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                  12

Notes to the Financial Statements                                  13-20


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               21

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings                          22

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended and
Restated Agreement and Certificate of
Limited Partnership                                                   23

                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1996:


          Summary of
          Operations               1996          1995           1994           1993           1992
-----------------------------  ------------  -------------  -------------  -------------  ------------
Lease revenue                   $ 4,346,218   $ 4,588,609    $ 5,166,392    $ 5,822,874    $ 6,227,077

Net income (loss)               $ 4,360,899   $(2,283,720)   $(1,463,495)   $(5,435,348)   $ 1,099,052

Per Unit:
        Net income (loss)       $      1.36   $     (0.71)   $     (0.46)   $     (1.70)   $      0.34

        Cash distributions      $      1.56   $      1.00    $      1.25    $      2.00    $      2.25
        declared


      Financial Position
-----------------------------
Total assets                    $23,700,585   $16,888,606    $17,961,111    $24,263,282    $36,143,240

Total long-term obligations     $11,321,769   $ 4,742,968             --             --             --

Partners' capital               $10,594,642   $11,233,743    $16,717,463    $22,180,958    $34,016,306

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994


Overview
--------

  As an equipment leasing partnership, the Partnership was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three used commercial jet aircraft and a proportionate interest in a fourth aircraft which were leased by major carriers engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. In 1995, the Partnership transferred its ownership interest in the fourth aircraft to the existing lessee, United Air Lines, Inc.("United"), in exchange for proportionate interests in three aircraft leased to Southwest Airlines, Inc., pursuant to lease agreements which expire in 1999. During the first quarter of 1996, the Partnership completed the replacement of the United Aircraft with proportionate interests in two aircraft leased to Finnair OY, pursuant to lease agreements which also expire in 1999. The Partnership continues to own a proportionate interest in an aircraft which was returned by the lessee on June 30, 1996 and is currently undergoing heavy maintenance. The Partnership entered into a new 12-month lease agreement with Aer Lease Limited with respect to its interest in this aircraft, effective upon completion of the heavy maintenance (see below). In 1996, the Partnership sold two of its original aircraft to the lessee, Northwest Airlines, Inc. ("Northwest") (see below). Upon expiration of the lease agreements, each aircraft will be released or sold depending on prevailing market conditions and the assessment of such conditions by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG") to obtain the most advantageous economic benefit. Ultimately, all aircraft will be sold and the net proceeds will be distributed to the Partners, after all liabilities and obligations of the Partnership have been satisfied.


Results of Operations
---------------------

  For year ended December 31, 1996, the Partnership recognized lease revenue of $4,346,218 compared to $4,588,609 and $5,166,392 for the years ended December 31, 1995 and 1994, respectively. The decrease in lease revenue from 1994 to 1996 resulted from the effect of the expiration of the leases related to the Partnership's interest in a Lockheed L-1011-50 aircraft and the sale of two 727-251 Advanced aircraft (discussed below). These decreases were largely offset by the Partnership's aircraft exchange (discussed below), which was concluded in the first quarter of 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP, having aggregate quarterly lease revenues of $495,360, with interests in five other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc. and two McDonnell Douglas MD-82 aircraft leased by Finnair OY) having aggregate quarterly lease revenues of $842,160. Due to the conclusion of this transaction late in the first quarter of 1996, revenue for the year ended December 31, 1996 does not fully reflect the annual rents ultimately anticipated from the like-kind exchange.

  The Partnership's two lease agreements with Northwest were renewed for a period of twelve months commencing May 1, 1994. Subsequently, Northwest extended the renewal period for an additional twelve months through April 30, 1996 and a further six months through October 31, 1996. Rents due under the initial twelve month renewals generated aggregate monthly revenue of $124,000 per month compared to $120,000 per month for each of the second and third renewals. During 1996, the Partnership sold both of the aircraft to Northwest and, in addition to the sales proceeds, received lease termination rents with respect to one of the aircraft (see below).

    The Partnership's original lease agreement with Cathay Pacific Airways, Ltd ("Cathay") provided for semi-annual rent adjustments based on the six month London Inter-bank Offered Rate ("LIBOR"). Accordingly, rents generated from this lease fluctuated in relation to the prevailing LIBOR rate on a semi-annual basis. The Partnership's renewal lease agreement with Cathay (having an adjusted semi-annual rent of $535,802) expired on February 14, 1996 and was extended until April 11, 1996. Subsequent to this extension, Cathay leased the aircraft at a fixed rate until June 30, 1996 at which date the aircraft was returned to the Partnership. The fixed extension agreement generated approximately $127,000 in renewal revenue for the Partnership. Currently the aircraft is undergoing heavy maintenance expected to cost the Partnership approximately $505,000, all of which was accrued or incurred during the year ended December 31, 1996. The Partnership entered into a new 12-month lease agreement with Aer Lease Limited at a base rent to the Partnership of $60,450 per month, effective upon completion of the heavy maintenance. Currently, the demand for L-1011 aircraft is weak, limited principally to air cargo carriers and operators of passenger charters. Several major airlines have reduced their commitment to the L-1011 and, currently, a large domestic air carrier is expected to retire eleven L-1011 aircraft from its fleet. Such circumstances inhibited the remarketing of the Partnership's L-1011 aircraft and required the Partnership to refurbish the aircraft to meet the needs of Aer Lease Limited.

  The Partnership holds a proportionate ownership interest in the Cathay, Southwest and Finnair Aircraft, discussed above. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the aircraft. (See Note 3 to the financial statements.)

  Interest income for the year ended December 31, 1996 was $261,557 compared to $58,206 and $34,315 for the years ended December 31, 1995 and 1994, respectively. Interest income is typically generated from temporary investments of rental receipts and equipment sale proceeds in short-term instruments. The increase in interest income in 1996 compared to 1995 and 1994 is a result of interest of $130,268 earned on cash held in a special-purpose escrow account in connection with the like-kind exchange transactions discussed below and interest earned on sale proceeds associated with the Northwest transactions prior to the time such proceeds were distributed to the Recognized Owners.

  During July 1996, the Partnership sold a Boeing 727-Advanced jet aircraft with an original cost and net book value of $9,520,359 and $426,560, respectively, to the existing lessee. In connection with this sale, the Partnership realized sale proceeds of $3,210,000, which resulted in a net gain, for financial statement purposes, of $2,783,440. The Partnership also realized lease termination rents of $180,000 relating to this sale as the aircraft was sold prior to the expiration of the related lease term. During November 1996, the Partnership sold a second Boeing 727-Advanced jet aircraft with an original cost and net book value of $9,520,359 and $261,697, respectively, to the existing lessee. In connection with this sale, the Partnership realized sale proceeds of $3,454,313, which resulted in a net gain, for financial statement purposes, of $3,192,616.

    In September 1995, the Partnership transferred its entire ownership interest (76.8%) in a Boeing 747-SP aircraft (the "United Aircraft") to its lessee, United. The transaction was structured as a like-kind exchange for income tax reporting purposes. The Partnership received aggregate cash consideration of $6,325,760, including $352,256 for rent accrued through the transfer date. The net cash consideration of $5,973,504 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the United Aircraft had a net book value of $7,914,422 at the date of transfer and resulted in a net loss for financial reporting purposes of $1,940,918.

    In November 1995, the Partnership partially replaced the United Aircraft with a 43.41% ownership interest in the Southwest Aircraft, at an aggregate cost of $6,355,873. To acquire the interest in the Southwest Aircraft, the Partnership obtained financing of $4,742,968 from a third-party lender and utilized $1,612,905 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 56.59% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% ownership interest in the Finnair Aircraft at a total cost to the Partnership of $13,762,438. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $4,601,325, including the balance of the cash consideration, and obtained financing of $9,161,113 from a third-party lender. The remaining ownership interest of 50.83% in the Finnair Aircraft is held by affiliated equipment leasing programs sponsored by EFG. The like-kind exchange, involving the United, Southwest and Finnair Aircraft, was undertaken, in part, to mitigate the Partnership's economic risk resulting from the United Aircraft being returned to the Partnership upon its lease expiration in April 1996 and remaining off-lease for an extended period. The exchange enabled the Partnership to replace a specialized aircraft with other aircraft which are used more widely in the industry and also to significantly extend its rental stream with two creditworthy lessees.

  The Partnership recorded a write-down of aircraft carrying values, representing impairments, during the years ended December 31, 1996, 1995 and 1994. The resulting charges, $967,200 ($0.30 per limited partnership unit) in 1996, $1,740,960 ($0.54 per limited partnership unit) in 1995 and $2,534,000
($0.79 per limited partnership unit) in 1994, were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.

  Net realizable values were estimated based on (i) third-party appraisals of the Partnership's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft. The write-downs in 1996 and 1995 resulted from the deterioration in the market value of the Partnership's interest in the L-1011 aircraft.

  Certain aircraft, such as the 747-SP aircraft exchanged by the Partnership, suffered market declines due to their nature as Special Purpose (SP) aircraft. These aircraft were designed to travel long distances on a non-stop basis. Distance capability was achieved, in part, by reducing the number of passenger seats contained on a traditional 747 aircraft. In recent years, new aircraft became available which competed with the 747-SP in both passenger capacity and fuel efficiency. This development depressed market values of used 747-SP aircraft and was the basis for the write-down recognized by the Partnership in 1994.

  Notwithstanding the foregoing, the ultimate realization of residual value for any aircraft is dependent upon many factors, including EFG's ability to sell and re-lease the aircraft. Changes in market conditions, industry trends, technological advances, and other events could converge to enhance or detract from asset values at any given time. Accordingly, EFG will attempt to monitor changes in the airline industry in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each aircraft.

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

  During 1996, 1995 and 1994, the Partnership incurred interest expense of $874,683, $63,568 and $8,133, respectively. Interest expense in 1996 and 1995 resulted from financing obtained from third-party lenders in connection with the Southwest Aircraft and the Finnair Aircraft, described above. Interest expense in 1994 was incurred on a $600,000 short-term unsecured note agreement with an institutional lender which matured and was repaid fully in March 1994. The sole purpose of this note was to fund a cash requirement caused by timing differences between rent receipts and cash distributions to the Partners. Interest expense in future periods is expected to decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

  Management fees were 5% of lease revenue during 1996, 1995 and 1994 and will not change as a percentage of lease revenue in future periods.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as insurance, printing, distribution and remarketing expenses. The increase in operating expenses from 1995 to 1996 is due primarily to heavy maintenance costs incurred and accrued in connection with the Partnership's interest in the L-1011 aircraft which was subsequently remarketed and legal expenses and broker fees incurred in connection with the like-kind exchange transactions, discussed above. The increase in operating expenses from 1994 to 1995 was due primarily to remarketing expenses incurred in connection with the renewal of two aircraft on lease to Northwest. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations will occur in relation to the volume and timing of aircraft remarketing activities. Depreciation expense was $3,065,516, $2,716,474 and $3,720,315 for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in depreciation expense in 1996 compared to 1995 reflects the transfer of the United Aircraft during 1995 and the completion of the aircraft exchange during 1996.


Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities generally derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,806,235, $3,612,295 and $4,550,408 in 1996, 1995 and 1994, respectively. The expiration of the Partnership's lease agreement related to its interest in the Lockheed L-1011 and the sale of the two Boeing 727-251 Advanced aircraft will cause a decline in the Partnership's future lease revenue and corresponding sources of operating cash. This will be partially offset by rents generated in connection with the Southwest Aircraft and the Finnair Aircraft. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur principally through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's primary of renewal/re-lease term.

  Cash expended for equipment acquisitions and cash realized form asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1996, the Partnership expended $240,726 in cash in connection with the like-kind exchange transactions referred to above. There were no equipment acquisitions in 1995 and 1994. During the year ended December 31, 1996, the Partnership realized $6,664,313 in proceeds from the sale of two Boeing 727-251 Advanced aircraft. There were no equipment sales in 1995 and 1994. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the equipments condition and age, and future market conditions.

  As described in Results of Operations, the Partnership obtained long-term financing in connection with the like-kind exchange transactions involving the Southwest Aircraft and the Finnair Aircraft. The corresponding note agreements are recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period. As rental payments are collected, a portion or all of the rental payment will be used to repay principal and interest. The Partnership has balloon payment obligations at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150.

  Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $5,000,000. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $4,750,000, and the General Partner was allocated 5%, or $250,000. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each aircraft at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the aircraft, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's aircraft portfolio.

    Overall, the future liquidity of the Partnership will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods is expected to fluctuate widely as the General Partner attempts to remarket the Partnership's aircraft and possibly upgrade certain aircraft to meet the standards of potential successor lessees. Accordingly, the General Partner expects to suspend the declaration of quarterly cash distributions between the periods corresponding to major remarketing events.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Partners of AIRFUND International Limited Partnership:

    We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

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



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                   AIRFUND International Limited Partnership

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995

                                                    1996           1995
                                                -------------  -------------
ASSETS
------
Cash and cash equivalents                        $ 4,126,851    $ 1,079,341

Contractual right for equipment                           --      4,360,599

Rents receivable                                          --        562,594

Accounts receivable - affiliate                           --        353,803

Equipment at cost, net of accumulated
   depreciation of $8,421,801 and $22,741,547
   at December 31, 1996 and 1995, respectively    19,573,734     10,532,269
                                                 -----------    -----------

   Total assets                                  $23,700,585    $16,888,606
                                                 ===========    ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                                    $11,321,769    $ 4,742,968
Accrued interest                                     118,940         63,568
Accrued liabilities                                  442,400         40,527
Accrued liabilities - affiliate                       63,930         71,661
Deferred rental income                               158,904        136,139
Cash distributions payable to partners             1,000,000        600,000
                                                 -----------    -----------
    Total liabilities                             13,105,943      5,654,863
                                                 -----------    -----------
Partners' capital (deficit):
    General Partner                               (1,169,264)    (1,137,309)
    Limited Partnership Interests
    (3,040,000 Units; initial purchase
    price of $25 each)                            11,763,906     12,371,052
                                                 -----------    -----------
    Total partners' capital                       10,594,642     11,233,743
                                                 -----------    -----------
    Total liabilities and partners' capital      $23,700,585    $16,888,606
                                                 ===========    ===========

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND International Limited Partnership

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994

                                                         1996          1995           1994
                                                     -----------  -------------  -------------
Income:
   Lease revenue                                     $ 4,346,218   $ 4,588,609    $ 5,166,392
   Interest income                                       261,557        58,206         34,315
   Gain on sale of equipment                           5,976,056            --             --
   Loss on exchange of equipment                              --    (1,940,918)            --
                                                     -----------   -----------    -----------
   Total income                                       10,583,831     2,705,897      5,200,707
                                                     -----------   -----------    -----------
Expenses:
   Depreciation and amortization                       3,065,516     2,716,474      3,720,315
    Write-down of equipment                              967,200     1,740,960      2,534,000
    Interest expense                                     874,683        63,568          8,133
    Equipment management fees - affiliate                217,311       229,430        258,320
    Operating expenses - affiliate                     1,098,222       239,185        143,434
                                                     -----------   -----------    -----------
       Total expenses                                  6,222,932     4,989,617      6,664,202
                                                     -----------   -----------    -----------
Net income (loss)                                    $ 4,360,899   $(2,283,720)   $(1,463,495)
                                                     ===========   ===========    ===========
Net income (loss)
   per limited partnership unit                            $1.36        $(0.71)   $     (0.46)
                                                     ===========   ===========    ===========
Cash distributions declared
   per limited partnership unit                            $1.56         $1.00    $      1.25
                                                     ===========   ===========    ===========


                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND International Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994

                                   General
                                   Partner        Recognized Owners
                                               ------------------------
                                   Amount        Units       Amount          Total
                                -------------  ---------  -------------  -------------
Balance at December 31, 1993     $  (589,948)  3,040,000   $22,770,906    $22,180,958
Net loss - 1994                      (73,175)         --    (1,390,320)    (1,463,495)
Cash distributions declared         (200,000)         --    (3,800,000)    (4,000,000)
                                 -----------   ---------   -----------    -----------
Balance at December 31, 1994        (863,123)  3,040,000    17,580,586     16,717,463
Net loss - 1995                     (114,186)         --    (2,169,534)    (2,283,720)
Cash distributions declared         (160,000)         --    (3,040,000)    (3,200,000)
                                 -----------   ---------   -----------    -----------
Balance at December 31, 1995      (1,137,309)  3,040,000    12,371,052     11,233,743
Net income - 1996                    218,045          --     4,142,854      4,360,899
Cash distributions declared         (250,000)         --    (4,750,000)    (5,000,000)
                                 -----------   ---------   -----------    -----------
Balance at December 31, 1996     $(1,169,264)  3,040,000   $11,763,906    $10,594,642
                                 ===========   ==========  ===========    ===========


                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND International Limited Partnership

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                                                         1996          1995           1994
                                                                     ------------  -------------  -------------
Cash flows from (used in) operating  activities:
Net income (loss)                                                    $ 4,360,899    $(2,283,720)   $(1,463,495)

Adjustments to reconcile net income (loss)
   to net cash from operating activities:
   Depreciation and amortization                                       3,065,516      2,716,474      3,720,315
    Write-down of equipment                                              967,200      1,740,960      2,534,000
    Gain on sale of equipment                                         (5,976,056)            --             --
   Loss on exchange of equipment                                              --      1,940,918             --

Changes in assets and liabilities:
   Decrease (increase) in:
       Rents receivable                                                  562,594       (218,517)            --
       Accounts receivable - affiliate                                   353,803       (352,067)        (1,736)
   Increase (decrease) in:
       Accrued interest                                                   55,372         63,568             --
       Accrued liabilities                                               401,873        (66,270)       (19,015)
       Accrued liabilities - affiliate                                    (7,731)        52,632        (72,914)
       Deferred rental income                                             22,765         18,317       (146,747)
                                                                     -----------    -----------    -----------
       Net cash from operating activities                              3,806,235      3,612,295      4,550,408
                                                                     -----------    -----------    -----------
Cash flows from (used in) investing activities:
   Purchase of equipment                                                (240,726)            --             --
   Proceeds from equipment sales                                       6,664,313             --             --
                                                                     -----------    -----------    -----------
          Net cash from investing activities                           6,423,587             --             --
                                                                     -----------    -----------    -----------
Cash flows from (used in) financing activities:
   Proceeds from notes payable                                                --             --        600,000
   Principal payments - notes payable                                 (2,582,312)            --       (600,000)
   Distributions paid                                                 (4,600,000)    (3,600,000)    (4,600,000)
                                                                     -----------    -----------    -----------
       Net cash used in financing activities                          (7,182,312)    (3,600,000)    (4,600,000)
                                                                     -----------    -----------    -----------
Net increase (decrease) in cash and
   cash equivalents                                                    3,047,510         12,295        (49,592)
Cash and cash equivalents at beginning  of year                        1,079,341      1,067,046      1,116,638
                                                                     -----------    -----------    -----------
Cash and cash equivalents at end of year                             $ 4,126,851    $ 1,079,341    $ 1,067,046
                                                                     ===========    ===========    ===========
Supplemental disclosure of cash flow  information:
   Cash paid during the year for interest                            $  819,311             --     $    8,133
                                                                     ==========     ==========     ==========

Supplemental disclosure of non-cash investing and financing activities:
   See Note 3 to the Financial Statements.

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                               December 31, 1996


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

  The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on January 31, 1989 for the purpose of acquiring and leasing to third parties a specified portfolio of used commercial aircraft. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Aircraft Management Corporation, a Massachusetts corporation) and $100 from the Initial Limited Partner (AFG Assignor Corporation, a Massachusetts corporation). On July 26, 1989, the Partnership issued 3,040,000 units representing assignments of limited partnership interests (the "Units") to 4,147 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The General Partner is an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned affiliate are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The capital contribution of the General Partner, in consideration of its general partner interests, was $1,000. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

    EFG is a Massachusetts partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.


    In 1990, EFG assigned its Equipment Management Agreement with the Partnership to AF/AIP Programs Limited Partnership, and AF/AIP Programs Limited Partnership entered into an identical management agreement with EFG. AF/AIP Programs Limited Partnership also entered into a nonexclusive confirmatory agreement with EFG's former majority-owned subsidiary, AIRFUND Corporation ("AFC"), for the provision of aircraft remarketing services.

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

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

    Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see Note 4.)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $4,025,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly and quarterly and no significant amounts are calculated on factors other than the passage of time. All leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $8,621,276 are due as follows:


    For the year ending December 31,     1997   $3,368,638
                                         1998    3,368,638
                                         1999    1,779,816
                                         2000      104,184
                                               -----------

                                        Total   $8,621,276
                                               ===========

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:


                                     1996         1995         1994
                                  -----------  -----------  -----------

Northwest Airlines, Inc.           $1,200,000   $1,456,000   $2,203,638
   (Two Boeing 727-251 ADV)
United Airlines, Inc.                      --   $1,471,286   $1,935,360
   (One Boeing 747-SP-21)
Cathay Pacific Airways Limited     $  462,676   $1,098,729   $1,027,394
   (One Lockheed L-1011-50)
Southwest Airlines, Inc.           $1,250,208   $  562,594           --
   (Three Boeing 737-2H4)
Finnair OY                         $1,433,334           --           --
   (Two MD-82)

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    In September 1995, the Partnership transferred its ownership interest in a Boeing 747-SP-21 commercial jet aircraft (the "United Aircraft") to the existing lessee, United Air Lines, Inc., pursuant to the rules for a like-kind exchange transaction for income tax reporting purposes (See Note 3 herein). In November 1995, the Partnership partially replaced the United Aircraft with a 43.41% interest in three Boeing 737-2H4 aircraft leased to Southwest Airlines, Inc. (the "Southwest Aircraft"). The Partnership will receive approximately $1,250,000 of rental revenue in each of the years in the period ending December 31, 1999, and approximately $104,000 in the year ending December 31, 2000, pursuant to the Southwest Aircraft lease agreement.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% interest in two McDonnell-Douglas MD-82 Aircraft leased by Finnair OY (the "Finnair Aircraft"). The Partnership will receive approximately $2,118,000 of rental revenue in each of the years in the period ending December 31, 1998 and approximately $530,000 in the year ending December 31, 1999, pursuant to the Finnair Aircraft lease agreement.

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

    All aircraft were acquired from EFG or one of its Affiliates. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price was the lower of (i) the actual price paid for the aircraft by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the aircraft less, for the aircraft leased to Cathay, the amount of all interim rents received by EFG or the Affiliate prior to selling the aircraft or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the aircraft, carrying costs and acquisition costs. In no event did the equipment cost exceed the appraised value of the aircraft.

Depreciation and Amortization
-----------------------------

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

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit
-------------------------------------------------

    Net income (loss) and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                         Lease Term     Equipment
Equipment Type                            (Months)       at Cost     Location
---------------------------------------  -----------  -------------  --------

Two McDonnell-Douglas MD-82 (Finnair)            36    $13,762,438   Foreign
One Lockheed L-1011-50 (Cathay)                  18      7,877,224   Foreign
Three Boeing 737-2H4 (Southwest)                 49      6,355,873   TX
                                                       -----------

                               Total equipment cost    27,995,535

                           Accumulated depreciation    (8,421,801)
                                                       -----------

         Equipment, net of accumulated depreciation    $19,573,734
                                                       ===========

    The cost of the Lockheed L-1011-50 aircraft, the three Boeing 737-2H4 aircraft and the two McDonnell-Douglas MD-82 aircraft represent proportionate ownership interests. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All Partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the aircraft.

    In September 1995, the Partnership transferred its 76.8% interest in the United Aircraft, pursuant to the rules for a like-kind exchange for income tax reporting purposes. In November 1995, the Partnership partially replaced the United Aircraft with a 43.41% interest in the Southwest Aircraft, at an aggregate cost of $6,355,873. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $4,742,968 from a third-party lender and utilized $1,612,905 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 56.59% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% ownership interest in the Finnair Aircraft at a total cost to the Partnership of $13,762,438. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $4,601,325 in cash and obtained financing of $9,161,113 from a third-party lender. The remaining ownership interests of 50.83% in the Finnair Aircraft are held by affiliated equipment leasing programs sponsored by EFG.

    On June 30, 1996, the Lockheed L-1011-50 aircraft, in which the Partnership has a proportionate ownership interest, was returned by the lessee. Currently the aircraft is undergoing heavy maintenance expected to cost the Partnership approximately $505,000, all of which was accrued or incurred during the year ended December 31, 1996. The Partnership entered into a new 12-month lease agreement with Aer Lease Limited at a base rent to the Partnership of $60,450 per month, effective upon completion of the heavy maintenance.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $20,118,000 and a net book value of approximately $18,350,000 at December 31, 1996. (See Note 5.)

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

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

    As aircraft are sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the aircraft at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the aircraft is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the aircraft upon the expiration of the primary lease terms.

    The Partnership recorded a write-down of aircraft carrying values, representing impairments, during each of the years ended December 31, 1996, 1995 and 1994. The resulting charges, $967,200 ($0.30 per limited partnership unit) in 1996, $1,740,960 ($0.54 per limited partnership unit) in 1995 and $2,534,000
($0.79 per limited partnership unit) in 1994 were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1996, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                       1996        1995       1994
                                    -----------  ---------  ---------
Equipment management fees            $  217,311   $229,430   $258,320
Administrative charges                   28,376     21,000     12,000
Reimbursable operating
   expenses due to third parties      1,069,846    218,185    131,434
                                     ----------   --------   --------
                           Total     $1,315,533   $468,615   $401,754
                                     ==========   ========   ========

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to 1.6% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    All equipment was purchased from EFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2.

    All rents and proceeds from the sale of aircraft are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership.


NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of installment notes payable to banks of $11,321,769. All of the installment notes are non-recourse, with interest rates ranging between 8.65% and 8.89% and are collateralized by the equipment and assignment of the related lease payments. All of the notes were originated in connection with the Southwest Aircraft and the Finnair Aircraft. The installment notes related to the Southwest Aircraft will be fully amortized by noncancellable rents. The Partnership has a balloon payment obligation at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150. The carrying amount of notes payable approximates fair value at December 31, 1996.

    The annual maturities of the installment notes payable are as follows:

    For the year ending December 31, 1997      $ 2,369,771
                                     1998        2,672,892
                                     1999        6,175,668
                                     2000          103,438
                                               -----------

                                    Total      $11,321,769
                                               ===========

NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital account balance.

                   AIRFUND International Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


    The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:


                                              1996          1995           1994
                                          ------------  -------------  -------------

Net income (loss)                         $ 4,360,899    $(2,283,720)   $(1,463,495)
   Tax depreciation in excess of
   financial statement depreciation        (1,654,141)    (1,813,446)      (997,570)
   Write-down of equipment                    967,200      1,740,960      2,534,000
   Prepaid rental income                       22,765         18,317       (146,747)
   Other                                   (1,333,616)     2,020,977        (28,953)
                                          -----------    -----------    -----------
Net income (loss) for federal income tax
   reporting purposes                     $ 2,363,107    $  (316,912)   $  (102,765)
                                          ===========    ===========    ===========


    The principal component of "Other" consists of the difference between the tax gain (loss) on equipment disposals and the financial statement gain (loss) on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                              1996           1995
                                          -------------  -------------
Partners' capital                          $10,594,642    $11,233,743
   Add back selling commissions and
    organization and offering costs          7,975,000      7,975,000
   Financial statement distributions in
    excess of tax distributions                 50,000         30,000
   Cumulative difference between
    federal income tax and financial
    statement income (loss)                 (4,525,486)    (2,527,694)
                                           -----------    -----------
Partners' capital for federal income
 tax reporting purposes                    $14,094,156    $16,711,049
                                           ===========    ===========

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

$$NO/FOLIO

                       ADDITIONAL FINANCIAL INFORMATION

                   AIRFUND International Limited Partnership

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

                      for the year ended December 31, 1996



    The Partnership classifies all rents from leasing aircraft as lease revenue. Upon expiration of the primary lease terms, aircraft may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the aircraft, in addition to any month-to-month revenue, represent the total residual value realized for each aircraft. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the aircraft at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such aircraft.

    The following is a summary of cash excess associated with the aircraft dispositions which occurred in the year ended December 31, 1996. No aircraft were disposed of during the years ended December 31, 1995 or 1994.

                                              1996
                                          ------------

Rents earned prior to disposal of
   aircraft, net of interest charges       $17,831,499
Sale proceeds realized upon disposition
   of aircraft                               6,664,313
                                           -----------
Total cash generated from rents
   and aircraft sale proceeds               24,495,812
Original acquisition cost of aircraft
   disposed                                 19,040,719
                                           -----------
Excess of total cash generated to cost
   of aircraft disposed                    $ 5,455,093
                                           ===========

                   AIRFUND International Limited Partnership

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996


                                                           Sales and
                                           Operations    Refinancings      Total
                                          -------------  -------------  ------------

Net income (loss)                          $(1,615,157)   $ 5,976,056   $ 4,360,899
Add:
   Depreciation                              3,065,516             --     3,065,516
   Write-down of equipment                     967,200             --       967,200
   Management fees                             217,311             --       217,311
   Book value of disposed equipment                 --        688,257       688,257

Less:
   Principal repayment of notes payable     (2,582,312)            --    (2,582,312)
                                           -----------   ------------   -----------

   Cash from operations, sales
   and refinancings                             52,558      6,664,313     6,716,871

Less:
   Management fees                            (217,311)            --      (217,311)
                                            -----------   ------------   -----------

   Distributable cash from operations,
    sales and refinancings                    (164,753)     6,664,313     6,499,560

Other sources and uses of cash:
   Cash at beginning of year                 1,079,341             --     1,079,341
   Purchase of equipment                      (240,726)            --      (240,726)
   Net change in receivables and             1,388,676             --     1,388,676
   accruals

Less:
   Cash distributions paid                          --     (4,600,000)   (4,600,000)
                                           -----------   ------------   -----------

Cash at end of year                        $ 2,062,538    $ 2,064,313   $ 4,126,851
                                           ===========   ============   ===========

                   AIRFUND International Limited Partnership

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996



    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



     Operating expenses                 $688,529