Form 10-K, Exhibit 13
period 1997-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 1998-03-31
CIK 842184

                    AIRFUND International Limited Partnership

                Annual Report to the Partners, December 31, 1997

                    AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                                 8

Statement of Financial Position
at December 31, 1997 and 1996                                                  9

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                          10

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                          11

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                          12

Notes to the Financial Statements                                          13-20

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                       21

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings                                  22

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended and
Restated Agreement and Certificate of
Limited Partnership                                                           23

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1997:

    Summary of
    Operations              1997           1996           1995            1994            1993
---------------------   ------------   ------------   ------------    ------------    ------------
Lease revenue           $  3,858,270   $  4,346,218   $  4,588,609    $  5,166,392    $  5,822,874
Net income (loss)       $     49,656   $  4,360,899   $ (2,283,720)   $ (1,463,495)   $ (5,435,348)

Per Unit:
   Net income (loss)    $       0.02   $       1.36   $      (0.71)   $      (0.46)   $      (1.70)

   Cash distributions
     declared           $         --   $       1.56   $       1.00    $       1.25    $       2.00

Financial Position
------------------
Total assets            $ 19,864,413   $ 23,700,585   $ 16,888,606    $ 17,961,111    $ 24,263,282

Total long-term
obligations             $  8,864,307   $ 11,321,769   $  4,742,968    $         --    $         --

Partners' capital       $ 10,644,298   $ 10,594,642   $ 11,233,743    $ 16,717,463    $ 22,180,958

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1997 compared to the year
          ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

      Certain statements in this annual report of AIRFUND International Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. The computer programs of EFG were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

Overview

      As an equipment leasing partnership, the Partnership was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three used commercial jet aircraft and a proportionate interest in a fourth aircraft which were leased by major carriers engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. Subsequently, all of the aircraft in the Partnership's original portfolio have been re-leased, renewed, exchanged for other aircraft or sold (see below). At December 31, 1997, the Partnership owned a proportionate interest in six aircraft. All of the Partnership's aircraft are currently on lease. Upon expiration of the lease agreements, each aircraft will be re-leased or sold depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements.

Results of Operations

      For year ended December 31, 1997, the Partnership recognized lease revenue of $3,858,270 compared to $4,346,218 and $4,588,609 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1995 to 1997 resulted from the expiration of the leases related to the Partnership's interest in a Lockheed L-1011-50 aircraft during 1996 and the sale of two 727-251 Advanced aircraft, also in 1996. These decreases were partially offset by the re-lease of the Lockheed L-1011-50 aircraft effective April 1997 and the Partnership's aircraft exchange (discussed below), which was concluded in the first quarter of 1996 (see Note 2 - Revenue Recognition, to the accompanying financial statements, for revenue recognized for each aircraft during the years ended December 31, 1997, 1996 and 1995). As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft, having aggregate quarterly lease revenues of

$495,360, with interests in five other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc. and two McDonnell Douglas MD-82 aircraft leased by Finnair OY) having aggregate quarterly lease revenues of $842,160. Due to the conclusion of this transaction late in the first quarter of 1996, 1997 was the first year the Partnership recognized a full year's revenue related to its interests in all five of these replacement aircraft.

      The Partnership's lease agreements with Northwest Airlines, Inc. ("Northwest") related to the two Boeing 727-251 Advanced aircraft were renewed for a period of twelve months commencing May 1, 1994. Subsequently, Northwest extended the renewal period for an additional twelve months through April 30, 1996 and a further six months through October 31, 1996. Rents due under the initial twelve month renewals generated aggregate monthly revenue of $124,000 per month compared to $120,000 per month for each of the second and third renewals. During 1996, the Partnership sold both of the aircraft to Northwest and, in addition to the sales proceeds, received lease termination rents with respect to one of the aircraft (see below).

      The Partnership's original lease agreement with Cathay Pacific Airways, Ltd ("Cathay") provided for semi-annual rent adjustments based on the six month London Inter-bank Offered Rate ("LIBOR"). Accordingly, rents generated from this lease fluctuated in relation to the prevailing LIBOR rate on a semi-annual basis. The Partnership's renewal lease agreement with Cathay (having an adjusted semi-annual rent of $535,802) expired on February 14, 1996 and was extended until April 11, 1996. Subsequent to this extension, Cathay leased the aircraft at a fixed rate until June 30, 1996 at which date the aircraft was returned to the Partnership. The fixed extension agreement generated approximately $127,000 in renewal revenue for the Partnership. Upon return of the aircraft, the aircraft underwent heavy maintenance which cost the Partnership approximately $570,000, the majority of which was expensed during 1996. The Partnership entered into a new 1-year lease agreement with Aer Lease Limited ("Aer Lease") at a base rent to the Partnership of $60,450 per month, beginning April 27, 1997. In addition, Aer Lease has entered into an agreement with the Partnership to purchase the L-1011-50 aircraft at the expiration of the lease term. The Partnership is expected to receive proceeds of approximately $846,000 related to the sale of its interest in this aircraft. The demand for L-1011 aircraft is weak, limited principally to air cargo carriers and operators of passenger charters. Several major airlines have reduced their commitment to the L-1011 aircraft. Such circumstances inhibited the remarketing of the Partnership's L-1011-50 aircraft and required the Partnership to refurbish the aircraft to meet the needs of Aer Lease.

      The Partnership holds a proportionate ownership interest in the Cathay, Southwest and Finnair Aircraft, discussed above. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the aircraft (see Note 3 to the financial statements).

      Interest income for the year ended December 31, 1997 was $130,552 compared to $261,557 and $58,206 for the years ended December 31, 1996 and 1995, respectively. Interest income is typically generated from temporary investments of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1996 included $130,268 earned on cash held in a special-purpose escrow account in connection with the like-kind exchange transactions and also reflected a temporary increase in the Partnership's cash available for investment resulting from the receipt of sale proceeds associated with the Northwest aircraft.

      During July 1996, the Partnership sold a Boeing 727-251 Advanced jet aircraft with an original cost and net book value of $9,520,359 and $426,560, respectively, to the existing lessee. In connection with this sale, the Partnership realized sale proceeds of $3,210,000, which resulted in a net gain, for financial statement purposes, of $2,783,440. The Partnership also realized lease termination rents of $180,000 relating to this sale as the aircraft was sold prior to the expiration of the related lease term. During November 1996, the Partnership sold a second Boeing 727-251 Advanced jet aircraft with an original cost and net book value of $9,520,359 and $261,697, respectively, to the existing lessee. In connection with this sale, the Partnership realized sale proceeds of $3,454,313, which resulted in a net gain, for financial statement purposes, of $3,192,616.

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

      The Partnership recorded a write-down of aircraft carrying values, representing impairments, during the years ended December 31, 1996 and 1995. The resulting charges, $967,200 ($0.30 per limited partnership unit) in 1996 and $1,740,960 ($0.54 per limited partnership unit) in 1995, were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.

      Net realizable values were estimated based on (i) third-party appraisals of the Partnership's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for certain models of used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft. The write-downs in 1996 and 1995 resulted from the deterioration in the market value of the Partnership's interest in the Lockheed L-1011-50 aircraft.

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

      The total economic value realized upon final disposition of each aircraft is comprised of all primary lease term revenues generated from that aircraft, together with its residual value. The latter consists of cash proceeds realized upon the aircraft's sale in addition to all other cash receipts obtained from renting the aircraft on a re-lease, renewal or month-to-month basis. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the aircraft.

      During 1997, 1996 and 1995, the Partnership incurred interest expense of $890,289, $874,683 and $63,568, respectively. Interest expense resulted from financing obtained from third-party lenders in connection with the Southwest Aircraft and the Finnair Aircraft, described above. The financing of the Southwest and Finnair Aircraft occurred in December 1995 and March 1996, respectively. Interest expense in future years is expected to decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

      Management fees were 5% of lease revenue during 1997, 1996 and 1995 and will not change as a percentage of lease revenue in future periods.

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as insurance, printing, distribution and remarketing expenses. The overall increase in operating expenses from 1995 to 1997 was due primarily to increases in administrative charges, professional service costs and remarketing expenses. Operating costs in 1996 included heavy maintenance costs incurred and accrued in connection with the Partnership's interest in the L-1011-50 aircraft which was subsequently remarketed (see above) and legal expenses and broker fees incurred in connection with the like-kind exchange transactions, also discussed above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations will occur in relation to the volume and timing of aircraft remarketing activities. Depreciation expense was $2,501,988, $3,065,516 and $2,716,474 for the years ended December 31, 1997,
1996 and 1995, respectively. The increase in depreciation expense in 1996 compared to 1995 reflects the transfer of the United Aircraft during 1995 and the completion of the aircraft exchange during 1996.

Liquidity and Capital Resources and Discussion of Cash Flows

      The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities generally derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,001,652, $3,806,235 and $3,612,295 in 1997, 1996 and 1995, respectively. The expiration of the Partnership's lease agreements related to its interest in the Lockheed L-1011-50 and the sale of the two Boeing 727-251 Advanced aircraft have caused an overall decline in the Partnership's lease revenue and corresponding sources of operating cash. This decline has been partially offset by an increase in rents generated in connection with the Southwest Aircraft and the Finnair Aircraft and the re-lease of the aircraft to Aer Lease (see Results of Operations). Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur principally through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's primary or renewal/re-lease term.

      Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1996, the Partnership expended $240,726 in cash in connection with the like-kind exchange transactions referred to above. There were no equipment acquisitions in 1997 and 1995. During the year ended December 31, 1996, the Partnership realized $6,664,313 in proceeds from the sale of two Boeing 727-251 Advanced aircraft. There were no equipment sales in 1997 and 1995. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the equipment's condition and age, and future market conditions.

      As described in Results of Operations, the Partnership obtained long-term financing in connection with the like-kind exchange transactions involving the Southwest Aircraft and the Finnair Aircraft. The corresponding note agreements are recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period. As rental payments are collected, a portion or all of the rental payment will be used to repay principal and interest. The Partnership also has balloon payment obligations at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150.

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

      Overall, the future liquidity of the Partnership will be greatly dependent upon the collection of contractual rents and the outcome of residual activities, as well as the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods is expected to fluctuate widely as the General Partner attempts to remarket the Partnership's aircraft and possibly upgrade certain aircraft to meet the standards of potential successor lessees. Accordingly, the General Partner expects to suspend the declaration of quarterly cash distributions between the periods corresponding to major remarketing events.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of AIRFUND International Limited Partnership:

      We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

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

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 1998

                    AIRFUND International Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                 1997                1996
                                            -------------       -------------
ASSETS
------
Cash and cash equivalents                   $   2,671,041       $   4,126,851

Accounts receivable - affiliate                   121,626                  --

Equipment at cost, net of accumulated
   depreciation of $10,923,789 and
   $8,421,801 at December 31, 1997
   and 1996, respectively                      17,071,746          19,573,734
                                            -------------       -------------
     Total assets                           $  19,864,413       $  23,700,585
                                            =============       =============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                               $   8,864,307       $  11,321,769
Accrued interest                                   98,052             118,940
Accrued liabilities                                 8,250             442,400
Accrued liabilities - affiliate                    36,219              63,930
Deferred rental income                            213,287             158,904
Cash distributions payable to partners                 --           1,000,000
                                            -------------       -------------

     Total liabilities                          9,220,115          13,105,943
                                            -------------       -------------

Partners' capital (deficit):
   General Partner                             (1,166,781)         (1,169,264)
   Limited Partnership Interests
   (3,040,000 Units; initial purchase
   price of $25 each)                          11,811,079          11,763,906
                                            -------------       -------------

     Total partners' capital                   10,644,298          10,594,642
                                            -------------       -------------

     Total liabilities and partners'
       capital                              $  19,864,413       $  23,700,585
                                            =============       =============

                 The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                      1997           1996            1995
                                  ------------   ------------    ------------
Income:

   Lease revenue                  $  3,858,270   $  4,346,218    $  4,588,609

   Interest income                     130,552        261,557          58,206

   Gain on sale of equipment                --      5,976,056              --

   Loss on exchange of equipment            --             --      (1,940,918)
                                  ------------   ------------    ------------
      Total income                   3,988,822     10,583,831       2,705,897
                                  ------------   ------------    ------------

Expenses:

   Depreciation                      2,501,988      3,065,516       2,716,474

   Write-down of equipment                  --        967,200       1,740,960

   Interest expense                    890,289        874,683          63,568

   Equipment management fees -
     affiliate                         192,913        217,311         229,430

   Operating expenses -
     affiliate                         353,976      1,098,222         239,185
                                  ------------   ------------    ------------
      Total expenses                 3,939,166      6,222,932       4,989,617
                                  ------------   ------------    ------------

Net income (loss)                 $     49,656   $  4,360,899    $ (2,283,720)
                                  ============   ============    ============

Net income (loss)
   per limited partnership unit   $       0.02   $       1.36    $      (0.71)
                                  ============   ============    ============

Cash distributions declared
   per limited partnership unit   $         --   $       1.56    $       1.00
                                  ============   ============    ============

                 The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995

                                  General          Recognized Owners
                                  Partner      ---------------------------
                                  Amount          Units          Amount          Total
                               ------------    ------------   ------------    ------------

Balance at December 31, 1994   $   (863,123)      3,040,000   $ 17,580,586    $ 16,717,463

Net loss - 1995                    (114,186)             --     (2,169,534)     (2,283,720)

Cash distributions declared        (160,000)             --     (3,040,000)     (3,200,000)
                               ------------    ------------   ------------    ------------

Balance at December 31, 1995     (1,137,309)      3,040,000     12,371,052      11,233,743

Net income - 1996                   218,045              --      4,142,854       4,360,899

Cash distributions declared        (250,000)             --     (4,750,000)     (5,000,000)
                               ------------    ------------   ------------    ------------

Balance at December 31, 1996     (1,169,264)      3,040,000     11,763,906      10,594,642

Net income - 1997                     2,483              --         47,173          49,656
                               ------------    ------------   ------------    ------------

Balance at December 31, 1997   $ (1,166,781)      3,040,000   $ 11,811,079    $ 10,644,298
                               ============    ============   ============    ============

                 The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                             1997                    1996                    1995
                                                      ----------------        ----------------         ----------------

Cash flows from (used in) operating activities:
Net income (loss)                                     $         49,656        $      4,360,899         $     (2,283,720)

Adjustments to reconcile net income (loss)
   to net cash from operating activities:
     Depreciation                                            2,501,988               3,065,516                2,716,474
     Write-down of equipment                                        --                 967,200                1,740,960
     Gain on sale of equipment                                      --              (5,976,056)                      --
     Loss on exchange of equipment                                  --                      --                1,940,918

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                           --                 562,594                 (218,517)
         Accounts receivable - affiliate                      (121,626)                353,803                 (352,067)
     Increase (decrease) in:
         Accrued interest                                      (20,888)                 55,372                   63,568
         Accrued liabilities                                  (434,150)                401,873                  (66,270)
         Accrued liabilities - affiliate                       (27,711)                 (7,731)                  52,632
         Deferred rental income                                 54,383                  22,765                   18,317
                                                      ----------------        ----------------         ----------------

           Net cash from operating activities                2,001,652               3,806,235                3,612,295
                                                      ----------------        ----------------         ----------------

Cash flows from (used in) investing activities:
     Purchase of equipment                                          --                (240,726)                      --
     Proceeds from equipment sales                                  --               6,664,313                       --
                                                      ----------------        ----------------         ----------------

           Net cash from investing activities                       --               6,423,587                       --
                                                      ----------------        ----------------         ----------------

Cash flows used in financing activities:
     Principal payments - notes payable                     (2,457,462)             (2,582,312)                      --
     Distributions paid                                     (1,000,000)             (4,600,000)              (3,600,000)
                                                      ----------------        ----------------         ----------------

           Net cash used in financing activities            (3,457,462)             (7,182,312)              (3,600,000)
                                                      ----------------        ----------------         ----------------

Net increase (decrease) in cash
     and cash equivalents                                   (1,455,810)              3,047,510                   12,295

Cash and cash equivalents at beginning of year               4,126,851               1,079,341                1,067,046
                                                      ----------------        ----------------         ----------------

Cash and cash equivalents at end of year              $      2,671,041        $      4,126,851         $      1,079,341
                                                      ================        ================         ================

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest           $        911,177        $        819,311         $             --
                                                      ================        ================         ================

Supplemental disclosure of non-cash investing and financing activities:
     See Note 3 to the Financial Statements.

                 The accompanying notes are an integral part of
                          these financial statements.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      AIRFUND International Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on January 31, 1989 for the purpose of acquiring and leasing to third parties a specified portfolio of used commercial aircraft. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Aircraft Management Corporation, a Massachusetts corporation) and $100 from the Initial Limited Partner (AFG Assignor Corporation, a Massachusetts corporation). On July 26, 1989, the Partnership issued 3,040,000 units representing assignments of limited partnership interests (the "Units") to 4,147 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The General Partner is an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned affiliate are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The capital contribution of the General Partner, in consideration of its general partner interests, was $1,000. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 4).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

      The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $2,567,323 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

      Rents are payable to the Partnership monthly and quarterly and no significant amounts are calculated on factors other than the passage of time. All leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $5,433,988 are due as follows:

     For the year ending December 31, 1998    $ 3,549,988
                                      1999      1,884,000
                                              -----------

                                      Total   $ 5,433,988
                                              ===========

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                       1997            1996             1995
                                   ------------    ------------     ------------
Finnair OY
   (Two MD-82)                     $  2,118,453    $  1,433,334     $         --
Southwest Airlines, Inc.
   (Three Boeing 737-2H4)          $  1,250,208    $  1,250,208     $    562,594
Aer Lease Limited
   (One Lockheed L-1011-50)        $    489,609    $         --     $         --
Northwest Airlines, Inc.
   (Two Boeing 727-251 ADV)        $         --    $  1,200,000     $  1,456,000
Cathay Pacific Airways Limited
   (One Lockheed L-1011-50)        $         --    $    462,676     $  1,098,729
United Air Lines, Inc.
   (One Boeing 747-SP-21)          $         --    $         --     $  1,471,286

      The Partnership entered into a new 1-year lease agreement with Aer Lease Limited ("Aer Lease") for its proportionate interest in a Lockheed L-1011-50 aircraft at a base rent to the Partnership of $60,450 per month, beginning April 27, 1997. In addition, Aer Lease has entered into an agreement with the Partnership to purchase the aircraft at the expiration of the lease term. The Partnership is expected to receive proceeds of approximately $846,000 related to the sale of its interest in this aircraft.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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

Accrued Liabilities - Affiliate

      Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 4).

Allocation of Profits and Losses

      For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Net Income (Loss) and Cash Distributions Per Unit

      Net income (loss) and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1997 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                          Remaining
                                            Lease
                                             Term       Equipment
            Equipment Type                 (Months)      at Cost        Location
    ------------------------------------  ---------    ------------     --------
    Two McDonnell-Douglas MD-82 (Finnair)     19       $ 13,762,438     Foreign
    One Lockheed L-1011-50 (Aer Lease)         4          7,877,224     Foreign
    Three Boeing 737-2H4 (Southwest)          24          6,355,873     TX
                                                       ------------

                            Total equipment cost         27,995,535

                        Accumulated depreciation        (10,923,789)
                                                       ------------

      Equipment, net of accumulated depreciation       $ 17,071,746
                                                       ============

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

      In September 1995, the Partnership transferred its 76.8% interest in a Boeing 747-SP-21 commercial jet aircraft leased to United Air Lines, Inc. (the "United Aircraft"), pursuant to the rules for a like-kind exchange for income tax reporting purposes. In November 1995, the Partnership partially replaced the United Aircraft with a 43.41% interest in the Southwest Aircraft, at an aggregate cost of $6,355,873. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $4,742,968 from a third-party lender and utilized $1,612,905 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 56.59% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

      In March 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% ownership interest in two MD-82 aircraft leased to Finnair OY (the "Finnair Aircraft") at a total cost to the Partnership of $13,762,438. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $4,601,325 in cash

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

and obtained financing of $9,161,113 from a third-party lender. The remaining ownership interests of 50.83% in the Finnair Aircraft are held by affiliated equipment leasing programs sponsored by EFG.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $20,118,000 and a net book value of approximately $16,306,000 at December 31, 1997 (see Note 5).

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

      The Partnership recorded a write-down of aircraft carrying values, representing impairments related to the Partnership's interest in the Lockheed L-1011-50 aircraft, during each of the years ended December 31, 1996 and 1995. The resulting charges, $967,200 ($0.30 per limited partnership unit) in 1996 and $1,740,960 ($0.54 per limited partnership unit) in 1995 were based on a comparison of estimated net realizable values and corresponding carrying values for each of the Partnership's aircraft.

NOTE 4 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1997, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------
Equipment management fees         $    192,913    $    217,311    $    229,430
Administrative charges                  49,788          28,376          21,000
Reimbursable operating
   expenses due to third parties       304,188       1,069,846         218,185
                                  ------------    ------------    ------------

                   Total          $    546,889    $  1,315,533    $    468,615
                                  ============    ============    ============

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

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

      Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

      All equipment was purchased from EFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2.

      All rents and proceeds from the sale of aircraft are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $121,626 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts Limited Partnership which was formed in 1995 and is owned and controlled by certain principals of EFG who own 205,040 units or 6.74% of the total outstanding units of the Partnership. EFG owns a 49% limited partnership interest in ONC, which it acquired in December 1996.

NOTE 5 - NOTES PAYABLE

      Notes payable at December 31, 1996 consisted of installment notes payable to banks of $8,864,307. All of the installment notes are non-recourse, with interest rates ranging between 8.65% and 8.89% and are collateralized by the equipment and assignment of the related lease payments. All of the notes were originated in connection with the Southwest Aircraft and the Finnair Aircraft. The installment notes related to the Southwest Aircraft will be fully amortized by noncancellable rents. The Partnership has a balloon payment obligation at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150. The carrying amount of notes payable approximates fair value at December 31, 1997.

      The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 1998    $ 2,680,097
                                      1999      6,184,210
                                              -----------

                                     Total    $ 8,864,307

NOTE 6 - INCOME TAXES

      The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

      For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

      The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                      1997              1996           1995
                                  ------------      ------------   ------------
Net income (loss)                 $     49,656      $  4,360,899   $ (2,283,720)
   Tax depreciation in excess of
     financial statement
     depreciation                     (551,768)       (1,654,141)    (1,813,446)
   Write-down of equipment                  --           967,200      1,740,960
   Deferred rental income               54,383            22,765         18,317
   Other                              (424,651)       (1,333,616)     2,020,977
                                  ------------      ------------   ------------

Net income (loss) for federal
   income tax reporting purposes  $   (872,380)     $  2,363,107   $   (316,912)
                                  ============      ============   ============

      The principal component of "Other" consists of the difference between the tax gain (loss) on equipment disposals and the financial statement gain (loss) on disposals. It also includes reversal of the maintenance reserves.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                     1997              1996
                                                 ------------      ------------
Partners' capital                                $ 10,644,298      $ 10,594,642

   Add back selling commissions and
     organization and offering costs                7,975,000         7,975,000

   Financial statement distributions in
     excess of tax distributions                           --            50,000

   Cumulative difference between federal
     income tax and financial statement
     income (loss)                                 (5,447,522)       (4,525,486)
                                                 ------------      ------------

Partners' capital for federal income tax
reporting purposes                               $ 13,171,776      $ 14,094,156
                                                 ============      ============

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7- LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of these Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

                    AIRFUND International Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

      The following is a summary of cash excess associated with the aircraft dispositions which occurred in the year ended December 31, 1996. No aircraft were disposed of during the years ended December 31, 1997 and 1995.

Rents earned prior to disposal of aircraft           $ 17,831,499

Sale proceeds realized upon disposition of
aircraft                                                6,664,313
                                                     ------------

Total cash generated from rents and aircraft
sale proceeds                                          24,495,812

Original acquisition cost of aircraft disposed         19,040,719
                                                     ------------

Excess of total cash generated to cost of
aircraft disposed                                    $  5,455,093
                                                     ============

                        ADDITIONAL FINANCIAL INFORMATION

                    AIRFUND International Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997


                                                    Sales and
                                   Operations     Refinancings        Total
                                  ------------    ------------    ------------
Net income                        $     49,656    $         --    $     49,656
Add:
   Depreciation                      2,501,988              --       2,501,988
   Management fees                     192,913              --         192,913

Less:
   Principal repayment of notes
   payable                          (2,457,462)             --      (2,457,462)
                                  ------------    ------------    ------------

   Cash from operations, sales
   and refinancings                    287,095              --         287,095

Less:
   Management fees                    (192,913)             --        (192,913)
                                  ------------    ------------    ------------

   Distributable cash from
   operations, sales and
   refinancings                         94,182              --          94,182

Other sources and uses of cash:
   Cash at beginning of year         2,062,538       2,064,313       4,126,851
   Net change in receivables and
   accruals                           (549,992)             --        (549,992)

Less:
   Cash distributions paid                  --      (1,000,000)     (1,000,000)
                                  ------------    ------------    ------------

Cash at end of year               $  1,606,728    $  1,064,313    $  2,671,041
                                  ============    ============    ============

                    AIRFUND International Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1997

      For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                     $ 772,686