Form 10-K, Exhibit 13
period 1998-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 1999-03-31
CIK 842184

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                ANNUAL REPORT TO THE PARTNERS, DECEMBER 31, 1998

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                                                              PAGE
                                                                                                            ---------
SELECTED FINANCIAL DATA...................................................................................          2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................        3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors............................................................................          9

Statement of Financial Position at December 31, 1998 and 1997.............................................         10

Statement of Operations for the years ended December 31, 1998, 1997 and 1996..............................         11

Statement of Changes in Partners Capital for the years ended December 31, 1998, 1997 and 1996.............         12

Statement of Cash Flows for the years ended December 31, 1998, 1997 and 1996..............................         13

Notes to the Financial Statements.........................................................................      14-22

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash Generated to Cost of Equipment Disposed.....................         23

Statement of Cash and Distributable Cash From Operations, Sales and Refinancings..........................         24

Schedule of Costs Reimbursed to the General Partner and its Affiliates as Required by Section 10.4 of the
  Amended and Restated Agreement and Certificate of Limited Partnership...................................         25

                            SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1998:

             SUMMARY OF
             OPERATIONS                    1998           1997           1996           1995           1994
-------------------------------------  -------------  -------------  -------------  -------------  -------------
Lease revenue........................  $   3,604,643  $   3,858,270  $   4,346,218  $   4,588,609  $   5,166,392
Net income (loss)....................  $     431,323  $      49,656  $   4,360,899  $  (2,283,720) $  (1,463,495)
Per Unit:
  Net income (loss)..................  $        0.13  $        0.02  $        1.36  $       (0.71) $       (0.46)
  Cash distributions declared........  $          --  $          --  $        1.56  $        1.00  $        1.25


FINANCIAL POSITION
-------------------------------------
Total assets.........................  $  17,906,024  $  19,864,413  $  23,700,585  $  16,888,606  $  17,961,111
Total long-term obligations..........  $   6,279,100  $   8,864,307  $  11,321,769  $   4,742,968  $          --
Partners' capital....................  $  11,075,621  $  10,644,298  $  10,594,642  $  11,233,743  $  16,717,463

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1997
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Certain statements in this annual report of AIRFUND International Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the collection of all rents due under the Partnership's lease agreements and remarketing of the Partnership's equipment.

YEAR 2000 ISSUE

    The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Partnership uses information systems provided by EFG and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Partnership. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

    EFG's primary information software was coded by IBM at the point of original design to use a four-digit field to identify calendar year. All of the Partnership's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Partnership's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

    Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. The Partnership's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues could result in lost revenues and impairment of residual values of the Partnership's equipment assets under a worst-case scenario.

    EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

respect to its computer systems or result in a system failure or disruption of its or the Partnership's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

OVERVIEW

    As an equipment leasing partnership, the Partnership was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three used commercial jet aircraft and a proportionate interest in a fourth aircraft, which were leased by major carriers, engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. Subsequently, all of the aircraft in the Partnership's original portfolio have been re-leased, renewed, exchanged for other aircraft or sold (see below). At December 31, 1998, the Partnership owned a proportionate interest in five aircraft. All of the Partnership's aircraft are currently on lease. Upon expiration of the lease agreements, each aircraft will be re-leased or sold depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2004.

RESULTS OF OPERATIONS

    For year ended December 31, 1998, the Partnership recognized lease revenue of $3,604,643 compared to $3,858,270 and $4,346,218 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1997 to 1998 reflects the sale, at the expiration of the aircraft's lease term on April 1998, of the Partnership's interest in a Lockheed L-1011-50 aircraft to the lessee, Air Lease Limited (see discussion below). The Partnership recognized aggregate lease revenue related to the Lockheed L-1011-50 aircraft of $236,004, $489,609 and $462,676 in 1998, 1997 and 1996, respectively. The decrease in lease revenue from 1996 to 1997 resulted from the expiration of the leases related to the Lockheed L-1011-50 aircraft during 1996 and the sale of two Boeing 727-251 Advanced aircraft also in 1996. These decreases in 1997 were partially offset by the re-lease of the Lockheed L-1011-50 aircraft effective April 1997 and the Partnership's aircraft exchange (discussed below), which was concluded in the first quarter of 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft (the "United Aircraft") having aggregate quarterly lease revenues of $495,360, with interests in five other aircraft; three Boeing 737 aircraft leased by Southwest Airlines, Inc. (the "Southwest Aircraft"), and two McDonnell Douglas MD-82 aircraft leased by Finnair OY (the "Finnair Aircraft") having aggregate quarterly lease revenues of $842,160. Due to the conclusion of this transaction late in the first quarter of 1996, 1997 was the first year the Partnership recognized a full year's revenue related to its interests in all five of these replacement aircraft.

    On April 29, 1998, at the expiration of the aircraft's lease term, the Partnership sold its interest in a Lockheed L-1011-50 aircraft to Aer Lease Limited ("Aer Lease"). The Partnership realized net proceeds of $846,300 from the sale of this aircraft. The Partnership's interest in the aircraft had a net book value of $658,282 at the time of sale, resulting in the recognition of a net gain on sale, for financial statement purposes, of $188,018 during the year ending December 31, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Previously, the former lessee, Cathay Pacific Airways, Ltd returned the Lockheed L-1011-50 aircraft to the Partnership on June 30, 1996, at the expiration of the last of several lease extensions. Upon return of the aircraft, the aircraft underwent heavy maintenance which cost the Partnership approximately $570,000, the majority of which was expensed during 1996. The Partnership subsequently entered into a new 1-year lease agreement with Aer Lease at a base rent to the Partnership of $60,450 per month, beginning April 27, 1997. The demand for Lockheed L-1011 aircraft was weak, limited principally to air cargo carriers and operators of passenger charters. Several major airlines reduced their commitment to the Lockheed L-1011 aircraft. Such circumstances inhibited the remarketing of the Partnership's Lockheed L-1011-50 aircraft and required the Partnership to refurbish the aircraft to meet the needs of Aer Lease.

    During July 1996, the Partnership sold a Boeing 727-251 Advanced jet aircraft with an original cost and net book value of $9,520,359 and $426,560, respectively, to the existing lessee Northwest Airlines, Inc. ("Northwest"). In connection with this sale, the Partnership realized sale proceeds of $3,210,000 which resulted in a net gain, for financial statement purposes, of $2,783,440. The Partnership also realized lease termination rents of $180,000 relating to this sale as the aircraft was sold prior to the expiration of the related lease term. During November 1996, the Partnership sold a second Boeing 727-251 Advanced jet aircraft with an original cost and net book value of $9,520,359 and $261,697, respectively, to the existing lessee. In connection with this sale, the Partnership realized sale proceeds of $3,454,313 which resulted in a net gain, for financial statement purposes, of $3,192,616. In 1996, the Partnership recognized aggregate lease revenue of $1,200,000 related to these two aircraft, prior to their respective sales.

    The Partnership holds a proportionate ownership interest in the Southwest and Finnair Aircraft, discussed above. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the aircraft (see Note 3 to the financial statements).

    Interest income for the year ended December 31, 1998 was $165,479 compared to $130,552 and $261,557 for the years ended December 31, 1997 and 1996, respectively. Interest income is typically generated from temporary investments of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1996 included $130,268 earned on cash held in a special-purpose escrow account in connection with the like-kind exchange transactions and also reflected a temporary increase in the Partnership's cash available for investment resulting from the receipt of sale proceeds associated with the Northwest aircraft.

    Depreciation expense was $2,152,360, $2,501,988 and $3,065,516 for the years ended December 31, 1998, 1997 and 1996, respectively. The Partnership also recorded a write-down of aircraft carrying values, representing impairments, during the year ended December 31, 1996. The resulting charge, $967,200 ($0.30 per limited partnership unit) was based on a comparison of estimated net realizable values and corresponding carrying values for the Partnership's aircraft.

    Net realizable values were estimated based on (i) third-party appraisals of the Partnership's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for certain models of used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft. The write-down in 1996 resulted from the deterioration in the market value of the Partnership's interest in the Lockheed L-1011-50 aircraft.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

    During 1998, 1997 and 1996, the Partnership incurred interest expense of $664,418, $890,289 and $874,683 respectively. Interest expense resulted from financing obtained from third-party lenders in connection with the Southwest Aircraft and the Finnair Aircraft, described above. The financing of the Southwest and Finnair Aircraft occurred in December 1995 and March 1996, respectively. Interest expense in future years is expected to decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

    Management fees were 5% of lease revenue in 1998, 1997, and 1996 and will not change as a percentage of lease revenue in future periods.

    Operating expenses were $529,807, $353,976 and $1,098,222 for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Partnership incurred or accrued $336,500 for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 7 to the accompanying financial statements. In 1996, operating expenses included heavy maintenance costs incurred and accrued in connection with the Partnership's interest in the Lockhead L-1011-50 aircraft and legal expenses and broker fees incurred in connection with the like-kind exchange transactions (see discussion below). Other operating expenses consist principally of administrative charges, professional service costs, such as audit and other legal fees, as well as insurance, printing, distribution and other remarketing expenses.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities generally derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,608,602, $2,001,652 and $3,806,235 in 1998, 1997 and 1996, respectively. The sales of the
Partnership's interest in the Lockheed L-1011-50 and the two Boeing 727-251 Advanced aircraft have caused an overall decline in the Partnership's lease revenue and corresponding sources of operating cash from 1996 to 1998. This decline has been partially offset by an increase in rents generated in connection with the Southwest Aircraft and the Finnair Aircraft subsequent to 1996. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur principally through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's primary or renewal/re-lease term.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During year ended December 31, 1998, the Partnership realized $846,300 in proceeds from the sale of its interest in the Lockheed L-1011-50 aircraft. In 1996, the Partnership realized $6,664,313 in proceeds from the sale of the two Boeing 727-251 Advanced aircraft. There were no aircraft sales in 1997. Future inflows of cash from aircraft disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the aircraft's condition and age, and future market conditions. In 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% ownership interest in the Finnair Aircraft at a total cost to the Partnership of $13,762,438. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $4,601,325 in cash and obtained financing of $9,161,113 from a third-party lender. The Partnership utilized $4,360,599 (classified as Contractual Right Equipment at December 31,1995) which had been deposited into a special purpose escrow account through a third party exchange agent pending the completion of the aircraft exchange. The balance of $240,726 was expended from the Partnership's cash reserves. The remaining ownership interest of 50.83% in the Finnair Aircraft is held by affiliated equipment leasing programs sponsored by EFG. The like-kind exchange, involving the United, Southwest and Finnair Aircraft, was undertaken, in part, to mitigate the Partnership's economic risk resulting from the United Aircraft being returned to the Partnership upon its lease expiration in April 1996 and remaining off-lease for an extended period. The exchange enabled the Partnership to replace a specialized aircraft with other aircraft, which are used more widely in the industry, and also to significantly extend its rental stream with two creditworthy lessees. There were no aircraft acquisitions in 1998 and 1997.

    At December 31, 1998, the Partnership was due aggregate future minimum lease payments of $4,782,888 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $6,279,100 (see Note 5 to the financial statements). At the expiration of the individual primary lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the aircraft or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the aircraft. In the latter instances, the aircraft could be re-leased to another lessee or sold to a third party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will need cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses.

    As described in Results of Operations, the Partnership obtained long-term financing in connection with the like-kind exchange transactions involving the Southwest Aircraft and the Finnair Aircraft. The corresponding note agreements are recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period. As rental payments are collected, a portion or all of the rental payment will be used to repay principal and interest. The Partnership also has balloon payment obligations at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150. All of the Partnership's indebtedness matures in the year ended December 31, 1999.

    There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. Liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining aircraft. The management and remarketing of aircraft can involve, among other things, significant costs and lengthy remarketing initiatives.

    Although the Partnership's lessees are required to maintain the aircraft during the period of lease contract, repair, maintenance, and/or refurbishment costs at lease expiration can be substantial. For example, an aircraft that is returned to the Partnership meeting minimum air worthiness standards, such as flight hours or engine cycles, nonetheless may require heavy maintenance in order to bring its engines, airframe and other hardware up to standards that will permit its prospective use in commercial air transportation. Individually, these repairs can cost in excess of $1 million and, collectively; they could require the disbursement of several million dollars, depending upon the extent of refurbishment. In addition, the Partnership's equipment portfolio includes an interest in three Stage 2 aircraft having scheduled lease expiration dates of December 31, 1999. These aircraft are prohibited from operating in the United States after December 31, 1999 unless they are retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. The cost to hush-kit an aircraft, such as the Partnership's Boeing 737s, can approach $2 million. Although the Partnership is not required to retro-fit its aircraft with hush-kits, insufficient liquidity could jeopardize the re-marketing of these aircraft and risk their disposal at a depressed value at a time when a better economic return would be realized from refurbishing the aircraft and re-leasing them to another user. Collectively, the aggregation of the Partnership's potential liquidity needs related to aircraft and other working capital requirements could be significant. Accordingly, the General Partner has maintained significant cash reserves within the Partnership in order to minimize the risk of a liquidity shortage.

    Finally, the Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 7 to the accompanying financial statements. A preliminary settlement agreement will allow the Partnership to invest in new equipment or other activities, subject to certain limitations, effective March 22, 1999. To the extent that the Partnership continues to own aircraft investments that could require capital reserves, the General Partner does not anticipate that the Partnership will invest in new assets, regardless of its authority to do so. Until the Class Action Lawsuit is adjudicated, the General Partner does not expect to declare any distributions to the Partners. In addition, the proposed settlement, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. See Note 7 to the accompanying financial statements.

    Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each aircraft at its disposal date. No distributions were declared in either 1997 or 1998.

    The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss and the difference between distributions (declared vs. paid) for income tax and financial reporting purposes, if any. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

    For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Amended and Restated Agreement and Certificate of Limited Partnership, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The future liquidity of the Partnership will be influenced by, among other factors, prospective market conditions, aircraft refurbishment requirements (discussed above), the ability of EFG to manage and remarket the aircraft, and many other events and circumstances, that could enhance or detract from individual aircraft yields and the collective performance of the Partnership's aircraft portfolio. However, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of AIRFUND International Limited Partnership:

    We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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

                                          ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 1999

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
                                      ASSETS

Cash and cash equivalents..........................................................  $   3,540,736  $   2,671,041
Rents receivable...................................................................        104,184             --
Accounts receivable--affiliate.....................................................             --        121,626
Equipment at cost, net of accumulated depreciation of $5,857,207 and $10,923,789 at
  December 31, 1998 and 1997, respectively.........................................     14,261,104     17,071,746
                                                                                     -------------  -------------
    Total assets...................................................................  $  17,906,024  $  19,864,413
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                         LIABILITIES AND PARTNERS' CAPITAL

Notes payable......................................................................  $   6,279,100  $   8,864,307
Accrued interest...................................................................         83,223         98,052
Accrued liabilities................................................................        288,500          8,250
Accrued liabilities--affiliate.....................................................         20,698         36,219
Deferred rental income.............................................................        158,882        213,287
                                                                                     -------------  -------------
    Total liabilities..............................................................      6,830,403      9,220,115
                                                                                     -------------  -------------
Partners' capital (deficit):
  General Partner..................................................................     (1,145,215)    (1,166,781)
  Limited Partnership Interests (3,040,000 Units; initial purchase price of $25
    each)..........................................................................     12,220,836     11,811,079
                                                                                     -------------  -------------
    Total partners' capital........................................................     11,075,621     10,644,298
                                                                                     -------------  -------------
    Total liabilities and partners' capital........................................  $  17,906,024  $  19,864,413
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                            1998          1997          1996
                                                                        ------------  ------------  -------------
Income:
  Lease revenue.......................................................  $  3,604,643  $  3,858,270  $   4,346,218
  Interest income.....................................................       165,479       130,552        261,557
  Gain on sale of equipment...........................................       188,018            --      5,976,056
                                                                        ------------  ------------  -------------
    Total income......................................................     3,958,140     3,988,822     10,583,831
                                                                        ------------  ------------  -------------
Expenses:
  Depreciation........................................................     2,152,360     2,501,988      3,065,516
  Write-down of equipment.............................................            --            --        967,200
  Interest expense....................................................       664,418       890,289        874,683
  Equipment management fees--affiliate................................       180,232       192,913        217,311
  Operating expenses--affiliate.......................................       529,807       353,976      1,098,222
                                                                        ------------  ------------  -------------
    Total expenses....................................................     3,526,817     3,939,166      6,222,932
                                                                        ------------  ------------  -------------
Net income............................................................  $    431,323  $     49,656  $   4,360,899
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------
Net income per limited partnership unit...............................  $       0.13  $       0.02  $        1.36
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------
Cash distributions declared per limited partnership unit..............  $         --  $         --  $        1.56
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            GENERAL         RECOGNIZED OWNERS
                                                            PARTNER     -------------------------
                                                            AMOUNT        UNITS        AMOUNT          TOTAL
                                                         -------------  ----------  -------------  -------------
Balance at December 31, 1995...........................  $  (1,137,309)  3,040,000  $  12,371,052  $  11,233,743
  Net income--1996.....................................        218,045          --      4,142,854      4,360,899
  Cash distributions declared..........................       (250,000)         --     (4,750,000)    (5,000,000)
                                                         -------------  ----------  -------------  -------------
Balance at December 31, 1996...........................     (1,169,264)  3,040,000     11,763,906     10,594,642
  Net income--1997.....................................          2,483          --         47,173         49,656
                                                         -------------  ----------  -------------  -------------
Balance at December 31, 1997...........................     (1,166,781)  3,040,000     11,811,079     10,644,298
  Net income--1998.....................................         21,566          --        409,757        431,323
                                                         -------------  ----------  -------------  -------------
Balance at December 31, 1998...........................  $  (1,145,215)  3,040,000  $  12,220,836  $  11,075,621
                                                         -------------  ----------  -------------  -------------
                                                         -------------  ----------  -------------  -------------

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
Cash flows from (used in) operating activities:
Net income...........................................................  $     431,323  $      49,656  $   4,360,899
  Adjustments to reconcile net income to net cash from operating activities:
      Depreciation...................................................      2,152,360      2,501,988      3,065,516
      Write-down of equipment........................................             --             --        967,200
      Gain on sale of equipment......................................       (188,018)            --     (5,976,056)
Changes in assets and liabilities:
  Decrease (increase) in:
    Rents receivable.................................................       (104,184)            --        562,594
    Accounts receivable--affiliate...................................        121,626       (121,626)       353,803
  Increase (decrease) in:
    Accrued interest.................................................        (14,829)       (20,888)        55,372
    Accrued liabilities..............................................        280,250       (434,150)       401,873
    Accrued liabilities--affiliate...................................        (15,521)       (27,711)        (7,731)
    Deferred rental income...........................................        (54,405)        54,383         22,765
                                                                       -------------  -------------  -------------
      Net cash from operating activities.............................      2,608,602      2,001,652      3,806,235
                                                                       -------------  -------------  -------------
Cash flows from (used in) investing activities:
  Purchase of equipment..............................................             --             --       (240,726)
  Proceeds from equipment sales......................................        846,300             --      6,664,313
                                                                       -------------  -------------  -------------
      Net cash from investing activities.............................        846,300             --      6,423,587
                                                                       -------------  -------------  -------------
Cash flows used in financing activities:
  Principal payments--notes payable..................................     (2,585,207)    (2,457,462)    (2,582,312)
  Distributions paid.................................................             --     (1,000,000)    (4,600,000)
                                                                       -------------  -------------  -------------
      Net cash used in financing activities..........................     (2,585,207)    (3,457,462)    (7,182,312)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................        869,695     (1,455,810)     3,047,510
Cash and cash equivalents at beginning of year.......................      2,671,041      4,126,851      1,079,341
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $   3,540,736  $   2,671,041  $   4,126,851
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.............................  $     679,247  $     911,177  $     819,311
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    Supplemental disclosure of non-cash investing and financing activities:

    See Note 3 to the Financial Statements.

                 The accompanying notes are an integral part of
                          these financial statements.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1-- ORGANIZATION AND PARTNERSHIP MATTERS

    AIRFUND International Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on January 31, 1989 for the purpose of acquiring and leasing to third parties a specified portfolio of used commercial aircraft. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Aircraft Management Corporation, a Massachusetts corporation) and $100 from the Initial Limited Partner (AFG Assignor Corporation, a Massachusetts corporation). On July 26, 1989, the Partnership issued 3,040,000 units representing assignments of limited partnership interests (the "Units") to 4,147 investors. Unit holders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The General Partner is an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group) a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned affiliate are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The capital contribution of the General Partner, in consideration of its general partner interests, was $1,000. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group", and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

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

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner for the life of the Partnership.

    Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 4).

NOTE 2-- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1998, the Partnership had $3,431,400 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

    Rents are payable to the Partnership monthly and quarterly and no significant amounts are calculated on factors other than the passage of time. All leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $4,782,888 are due as follows:

For the year ending December 31, 1999...............................  $ 3,363,406
                                 2000...............................    1,156,422
                                 2001...............................      263,060
                                                                      -----------
                                                               Total  $ 4,782,888
                                                                      -----------
                                                                      -----------

    In December 1998, the Partnership and the other affiliated leasing programs owning interests in two McDonnell Douglas MD-82 aircraft entered into lease extension agreements with Finnair OY. The lease extensions, effective upon the expiration of the existing primary lease terms on April 28, 1999, extended the leases for nine months and two years, respectively. In aggregate, these lease extensions will provide additional lease revenue of approximately $2,899,000 to the Partnership.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Finnair OY..............................................................  $  2,118,431  $  2,118,453  $  1,433,334
  (Two MD-82)
Southwest Airlines, Inc.................................................  $  1,250,208  $  1,250,208  $  1,250,208
  (Three Boeing 737-2H4)
Aer Lease Limited.......................................................  $         --  $    489,609  $         --
  (One Lockheed L-1011-50)
Northwest Airlines, Inc.................................................  $         --  $         --  $  1,200,000
  (Two Boeing 727-251 ADV)
Cathay Pacific Airways Limited..........................................  $         --  $         --  $    462,676
  (One Lockheed L-1011-50)

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

    All aircraft were acquired from EFG or one of its Affiliates. Equipment Cost means the actual cost paid by the Partnership to acquire the aircraft, including acquisition fees. Equipment Cost reflect the actual price paid for the aircraft by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the aircraft less, for the Lockhead L-1011-50 aircraft, the amount of all interim rents received by EFG or the Affiliate prior to selling the aircraft.

DEPRECIATION

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

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

technological advances, and many other events can converge to enhance or detract from asset values at any given time.

ACCRUED LIABILITIES--AFFILIATE

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities--Affiliate (see Note 4).

ALLOCATION OF PROFITS AND LOSSES

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

    Net income (loss) and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1998 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3-- EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                               REMAINING
                                                                 LEASE
                                                                  TERM                     EQUIPMENT
EQUIPMENT TYPE                                                  (MONTHS)                    AT COST     LOCATION
-----------------------------------------------  --------------------------------------  -------------  ---------
Two McDonnell-Douglas MD-82 (Finnair)                                             13-28  $  13,762,438  Foreign
Three Boeing 737-2H4 (Southwest)                                                     12      6,355,873  TX
                                                                                         -------------
                                                                   Total equipment cost     20,118,311
                                                               Accumulated depreciation     (5,857,207)
                                                                                         -------------
                                             Equipment, net of accumulated depreciation  $  14,261,104
                                                                                         -------------
                                                                                         -------------

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

    The cost of the three Boeing 737-2H4 aircraft and the two McDonnell-Douglas MD-82 aircraft represent proportionate ownership interests. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All Partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the aircraft.

    In 1996, the Partnership completed the replacement of the United Aircraft with a 49.17% ownership interest in two MD-82 aircraft leased to Finnair OY (the "Finnair Aircraft") at a total cost to the Partnership of $13,762,438. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $4,601,325 in cash and obtained financing of $9,161,113 from a third-party lender. The Partnership's utilized $4,360,599 (classified as Contractual Right for Equipment at December 31, 1995) which had been deposited into a special-purpose escrow account through a third party exchange agent pending the completion of the aircraft exchange. The balance of $240,726 was expended from the Partnership's cash reserves. The remaining ownership interests of 50.83% in the Finnair Aircraft are held by affiliated equipment leasing programs sponsored by EFG.

    All of the remaining aircraft and related lease payment streams were used to secure term loans with third-party lenders. Such leveraged aircraft had an original cost of approximately $20,118,000 and a net book value of approximately $14,261,000 at December 31, 1998 (see Note 5).

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

    During 1996, the Partnership recorded a write-down of aircraft carrying values, representing impairments related to the Partnership's interest in the Lockheed L-1011-50 aircraft, which was sold in April 1998. The resulting charge of $967,200 ($0.30 per limited partnership unit) was based on a comparison of estimated net realizable values and corresponding carrying values for the Partnership's aircraft.

NOTE 4-- RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

the three years in the period ended December 31, 1998, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                                                1998        1997         1996
                                                                             ----------  ----------  ------------
Equipment management fees..................................................  $  180,232  $  192,913  $    217,311
Administrative charges.....................................................      53,004      49,788        28,376
Reimbursable operating expenses due to third parties.......................     476,803     304,188     1,069,846
                                                                             ----------  ----------  ------------
      Total................................................................  $  710,039  $  546,889  $  1,315,533
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG was compensated by an amount equal to 1.6% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership, which are reimbursed to EFG at actual cost.

    All equipment was purchased from EFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of aircraft are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership.

    Certain affiliates of the General Partner own Units in the Partnership as follows:

                                                                                    NUMBER OF     PERCENT OF TOTAL
AFFILIATE                                                                          UNITS OWNED    OUTSTANDING UNITS
---------------------------------------------------------------------------------  ------------  -------------------
Old North Capital Limited Partnership............................................      205,040             6.74%

    Old North Capital Limited Partnership ("ONC") is a Massachusetts limited partnership formed in 1995 and an affiliate of EFG. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 5-- NOTES PAYABLE

    Notes payable at December 31, 1998 consisted of installment notes payable to banks of $6,279,100. All of the installment notes are non-recourse, with interest rates ranging between 8.65% and 8.89% and are collateralized by the equipment and assignment of the related lease payments. All of the notes were originated in connection with the Southwest Aircraft and the Finnair Aircraft. The installment notes related to the Southwest Aircraft will be fully amortized by noncancellable rents. The Partnership has a balloon payment obligation at the expiration of the primary lease term related to the Finnair Aircraft of $4,671,150. The carrying amount of notes payable approximates fair value at December 31, 1998.

    All of the Partnership's installment notes payable mature during the year ending December 31, 1999.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

NOTE 6-- INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                                               1998         1997          1996
                                                                            -----------  -----------  ------------
Net income................................................................  $   431,323  $    49,656  $  4,360,899
  Tax depreciation in excess of financial statement depreciation..........     (487,526)    (551,768)   (1,654,141)
  Write-down of equipment.................................................           --           --       967,200
  Deferred rental income..................................................      (54,405)      54,383        22,765
  Other...................................................................     (760,951)    (424,651)   (1,333,616)
                                                                            -----------  -----------  ------------
Net income (loss) for federal income tax reporting purposes...............  $  (871,559) $  (872,380) $  2,363,107
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

    The principal component of "Other" consists of the difference between the tax gain or loss on aircraft disposals and the financial statement gain on disposals. It also includes reversal of certain maintenance reserves.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                                                         1998           1997
                                                                                     -------------  -------------
Partners' capital..................................................................  $  11,075,621  $  10,644,298
  Add back selling commissions and organization and offering costs.................      7,975,000      7,975,000
  Cumulative difference between federal income tax and financial statement income
    (loss).........................................................................     (6,750,404)    (5,447,522)
                                                                                     -------------  -------------
Partners' capital for federal income tax reporting purposes........................  $  12,300,217  $  13,171,776
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The cumulative difference between federal income tax and financial statement income (loss) represents a timing difference.

NOTE 7-- LEGAL PROCEEDINGS

    In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

    On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors.

    On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of one sub-class by the middle of 1999. However, the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), is expected to remain pending for a longer period due, in part, to the complexity of the proposed settlement pertaining to this class.

    Specifically, the settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

Exchange Partnerships. Newco would operate as a finance company specializing in the acquisition, financing and servicing of equipment leases for its own account and for the account of others on a contract basis. Newco also would use its best efforts to list its shares on the Nasdaq National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

    One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provides, among other things, that commencing March 22, 1999, the Exchange Partnerships may collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believe to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations, including that the Exchange Partnerships retain sufficient cash balances to pay their respective shares of the cash distribution referenced above in connection with the proposed Consolidation.

    In the absence of the Court's authorization to enter into such activities, the Partnership's Restated Agreement, as amended, would not permit new investment activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Accordingly, to the extent that the Partnership invests in new equipment, the Manager (being EFG) will (i) defer, until the earlier of the effective date of the Consolidation or December 31, 1999, any acquisition fees resulting therefrom and (ii) limit its management fees on all such assets to 2% of rental income. In the event that the Consolidation is consummated, all such acquisition and management fees will be paid to Newco. To the extent that the Partnership invests in other business activities not consisting of equipment acquisitions, the Manager will forego any acquisition fees and management fees related to such investments. In the event that the Partnership has acquired new investments, but the Partnership does not participate in the Consolidation, Newco will acquire such new investments for an amount equal to the Partnership's net equity investment plus an annualized return thereon of 7.5%. Finally, in the event that the Partnership has acquired new investments and the Consolidation is not effected, the General Partner will use its best efforts to divest all such new investments in an orderly and timely fashion and the Manager will cancel or return to the Partnership any acquisition or management fees resulting from such new investments.

    The Amended Stipulation and previous Stipulation of Settlement prescribe certain conditions necessary to effecting final settlements, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $81,400, all of which was accrued and expensed by the Partnership in 1998. In addition, the Partnership's share of fees and expenses related to the proposed Consolidation is estimated to be approximately $255,100, all of which was accrued and expensed by the Partnership in 1998.

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

    While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permits the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

    There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. However, in the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

                        ADDITIONAL FINANCIAL INFORMATION

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

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

    The following is a summary of cash excess (deficiency) associated with the aircraft dispositions, which occurred in the years ended December 31, 1998 and 1996. There were no aircraft disposals during the year ended December 31, 1997.

                                                                                           1998          1996
                                                                                       ------------  -------------
Rents earned prior to disposal of aircraft...........................................  $  6,064,972  $  17,831,499
Sale proceeds realized upon disposition of aircraft..................................       846,300      6,664,313
                                                                                       ------------  -------------
Total cash generated from rents and aircraft sale proceeds...........................     6,911,272     24,495,812
Original acquisition cost of aircraft disposed.......................................     7,877,224     19,040,719
                                                                                       ------------  -------------
Excess (deficiency) of total cash generated to cost of aircraft disposed.............  $   (965,952) $   5,455,093
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                        SALES AND
                                                                         OPERATIONS    REFINANCINGS      TOTAL
                                                                        -------------  ------------  -------------
Net income............................................................  $     243,305  $    188,018  $     431,323
Add:
  Depreciation........................................................      2,152,360            --      2,152,360
  Management fees.....................................................        180,232            --        180,232
  Book value of disposed equipment....................................             --       658,282        658,282
Less:
  Principal repayment of notes payable................................     (2,585,207)           --     (2,585,207)
                                                                        -------------  ------------  -------------
  Cash from operations, sales and refinancings........................         (9,310)      846,300        836,990
Less:
  Management fees.....................................................       (180,232)           --       (180,232)
                                                                        -------------  ------------  -------------
  Distributable cash from operations, sales and refinancings..........       (189,542)      846,300        656,758
Other sources and uses of cash:
  Cash at beginning of year...........................................      1,606,728     1,064,313      2,671,041
  Net change in receivable and accruals...............................        212,937            --        212,937
                                                                        -------------  ------------  -------------
Cash at end of year...................................................  $   1,630,123  $  1,910,613  $   3,540,736
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

                   AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               DECEMBER 31, 1998

    For the year ended December 31, 1998, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

Operating expenses................................................  $ 262,053