Form 10-K, Exhibit 13
period 1999-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 2000-03-30
CIK 842184

AIRFUND International Limited Partnership

                Annual Report to the Partners, December 31, 1999

                    AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-6

FINANCIAL STATEMENTS:

Report of Independent Auditors                                                 7

Statement of Financial Position
at December 31, 1999 and 1998                                                  8

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                           9

Statement of Changes in Partners' Capital
for the years ended December 31, 1999, 1998 and 1997                          10

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                          11

Notes to the Financial Statements                                          12-21

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                       22

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings                                  23

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                              24

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1999:

    Summary of
    Operations                    1999            1998           1997           1996           1995
---------------------------   ------------    ------------   ------------   ------------   ------------

Lease revenue                 $  3,362,568    $  3,604,643   $  3,858,270   $  4,346,218   $  4,588,609

Net income (loss)             $    (88,675)   $    431,323   $     49,656   $  4,360,899   $ (2,283,720)

Per Unit:
   Net income (loss)          $      (0.03)   $       0.13   $       0.02   $       1.36   $      (0.71)

   Cash distributions         $         --    $         --   $         --   $       1.56   $       1.00

Financial Position
------------------

Total assets                  $ 15,392,027    $ 17,906,024   $ 19,864,413   $ 23,700,585   $ 16,888,606

Total long-term obligations   $  3,250,113    $  6,279,100   $  8,864,307   $ 11,321,769   $  4,742,968

Partners' capital             $ 10,986,946    $ 11,075,621   $ 10,644,298   $ 10,594,642   $ 11,233,743

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1999 compared to the year ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

      Certain statements in this annual report of AIRFUND International Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements and the remarketing of the Partnership's equipment.

Overview

      As an equipment leasing partnership, the Partnership was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three used commercial jet aircraft and a proportionate interest in a fourth aircraft, which were leased by major carriers engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. Subsequently, all of the aircraft in the Partnership's original portfolio have been re-leased, renewed, exchanged for other aircraft, or sold. At December 31, 1999, the Partnership owned a proportionate interest in five aircraft. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Partnership is scheduled to be dissolved by December 31, 2004.

Year 2000 Issue

      The Partnership uses information systems provided by Equis Financial Group Limited Partnership ("EFG") and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

Results of Operations

      For year ended December 31, 1999, the Partnership recognized lease revenue of $3,362,568 compared to $3,604,643 and $3,858,270 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1997 to 1999 is primarily the result of the sale in April 1998 of the Partnership's interest in a Lockheed L-1011-50 aircraft. The Partnership recognized aggregate lease revenue related to the Lockheed L-1011-50 aircraft of $236,004 and $489,609 in 1998 and 1997, respectively. In the future, the Partnership's aggregate lease revenue is expected to decline due to aircraft sales and the expiration of the lease terms related to the Partnership's remaining aircraft.

      The leases related to the three Boeing 737-2H4 aircraft in which the Partnership holds a proportionate interest expired on December 31, 1999 and collectively provided lease revenue of $312,552 per quarter to the Partnership. The three Boeing 737-2H4 aircraft are current being stored in a warehouse while the General Partner attempts to remarket these aircraft (see additional discussion below). The two McDonnell-Douglas MD-82 aircraft, in which the Partnership holds a proportionate interest, are currently on lease to Finnair OY (the "Finnair Aircraft"). These leases, which were renewed upon the expiration of the primary lease terms in April 1999, expire in January 2000 and April 2001 and generate lease revenue of $264,804 and $263,060 per quarter to the Partnership, respectively (see further discussion below).

      At December 31, 1999, the Partnership held a proportionate ownership interest in the Southwest Aircraft and the Finnair Aircraft (see Note 3 to the accompanying financial statements). The remaining interests are owned by other affiliated partnerships sponsored by EFG. All partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the aircraft.

      On April 29, 1998, at the expiration of the aircraft's lease term, the Partnership sold its proportional interest in a Lockheed L-1011-50 aircraft, formerly leased to Aer Lease Limited ("Aer Lease"), to the lessee for net proceeds of $846,300. The Partnership's interest in the aircraft had a net book value of $658,282 at the time of sale, resulting in the recognition of a net gain on sale, for financial statement purposes, of $188,018.

      The ultimate realization of residual value for aircraft is dependent upon many factors, including EFG's ability to sell and re-lease the aircraft. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes and the airline industry in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each aircraft.

      The total economic value realized for each aircraft is comprised of all primary lease term revenue generated from that aircraft, together with its residual value. The latter consists of cash proceeds realized upon the aircraft's sale in addition to all other cash receipts obtained from renting the aircraft on a re-lease, renewal or month-to-month basis. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the aircraft.

      Interest income for the year ended December 31, 1999 was $161,232 compared to $165,479 and $130,552 for the years ended December 31, 1998 and 1997, respectively. Interest income is typically generated from temporary investments of rental receipts and equipment sale proceeds in short-term instruments.

      The Partnership incurred interest expense of $399,589, $664,418 and $890,289 during the years ended December 31, 1999, 1998 and 1997, respectively. Interest expense resulted from financing obtained from third-party lenders in connection with the acquisition of the Southwest Aircraft and the Finnair Aircraft. Interest expense declines as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. See additional discussion below regarding the refinancing of certain of the debt in 2000.

      Management fees were 5% of lease revenue in each of the years ended December 31, 1999, 1998, and 1997 and will not change as a percentage of lease revenue in future periods.

      Operating expenses were $989,886, $529,807 and $353,976 for the years ended December 31, 1999, 1998 and 1997, respectively. During 1999, the Partnership accrued approximately $663,800 for the completion of a D-Check incurred to facilitate the remarketing of the Finnair Aircraft having a lease agreement which expired in January 2000 (see Note 8 to the accompanying financial statements). Operating expenses in 1999 also include approximately $50,000 accrued for certain legal and Consolidation expenses related to the Class Action Lawsuit described in Note 7 to the financial statements. During 1998, the Partnership incurred or accrued approximately $337,000 for such expenses related to the Class Action Lawsuit. Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as insurance, printing, distribution and remarketing expenses. Depreciation expense was $2,054,872, $2,152,360, and $2,501,988 for the years ended December 31, 1999, 1998 and 1997, respectively.

Liquidity and Capital Resources and Discussion of Cash Flows

      In connection with a preliminary settlement agreement for the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the Partnership is permitted to invest in new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership invested $1,800,000 in a debt instrument that matures in September 2002. (See Notes 7 and 8 to the accompanying financial statements for additional information concerning this transaction.)

      The Partnership by its nature is a limited life entity. As an aircraft equipment leasing program, the Partnership's principal operating activities derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,669,158, $2,608,602, and $2,001,652 in the years ended December 31, 1999, 1998 and 1997, respectively. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. The Partnership, however, will continue to incur increased costs to facilitate the successful remarketing of its aircraft in the future. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's primary or renewal/re-lease term.

      Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During year ended December 31, 1998, the Partnership realized proceeds of $846,300 from the sale of its interest in the Lockheed L-1011-50 aircraft. There were no aircraft sales in 1999 or 1997. Future inflows of cash from aircraft disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the aircraft's condition and age, and future market conditions.

      At December 31, 1999, the Partnership was due aggregate future minimum lease payments of $1,315,298 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $3,250,113 (see Note 5 to the financial statements). At the expiration of the individual lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell its aircraft or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the aircraft. In the latter instances, the aircraft could be re-leased to another lessee or sold to a third party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will need cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses.

      The Partnership obtained long-term financing in connection with the Southwest Aircraft and the Finnair Aircraft. The corresponding note agreements are recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period. As rental payments are collected, they are used to repay principal and interest.

      In December 1998, the Partnership and certain affiliated investment programs owning interests in two McDonnell Douglas MD-82 aircraft (collectively, the "Programs") entered into lease extension agreements with Finnair OY. The lease extensions, effective upon the expiration of the existing primary lease terms on April 28, 1999, extended the leases for nine months and two years, respectively. All of the future minimum lease payments contracted to be received by the Partnership (see above) result from these lease extensions.

      On April 29, 1999, the Programs entered into agreements with a third-party lender to extend the maturity dates of the Programs' indebtedness related to the Finnair Aircraft. Consistent with the extension terms of the lease agreements related to the Finnair Aircraft discussed above, the maturity dates of the indebtedness were extended to January 2000 and April 2001, respectively. The Partnership has balloon payment obligations of $1,654,607 and $441,154 related to this indebtedness that is due on the respective maturity dates. In February 2000, the Programs refinanced the indebtedness maturing in January 2000 (see
Note 8 to the financial statements).

      There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket aircraft upon lease expiration. Liquidity is especially important as the Partnership matures and sells aircraft, because the remaining aircraft portfolio consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining aircraft.

      The management and remarketing of aircraft can involve, among other things, significant costs and lengthy remarketing initiatives. Although the Partnership's lessees are required to maintain the aircraft during the period of lease contract, repair, maintenance, and/or refurbishment costs at lease expiration can be substantial. For example, an aircraft that is returned to the Partnership meeting minimum airworthiness standards, such as flight hours or engine cycles, nonetheless may require heavy maintenance in order to bring its engines, airframe and other hardware up to standards that will permit its prospective use in commercial air transportation. At December 31, 1999, the Partnership had ownership interests in five commercial jet aircraft. Three of the aircraft are Boeing 737 aircraft formerly leased to Southwest Airlines, Inc. The lease agreements for each of these aircraft expired on December 31, 1999 and Southwest elected to return the aircraft. The aircraft are Stage 2 aircraft, meaning that they are prohibited from operating in the United States after December 31, 1999 unless they are retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. The cost to hush-kit an aircraft, such as the Partnership's Boeing 737s, can approach $2 million. At this time, the General Partner is attempting to remarket these assets without further capital investment by either re-leasing the aircraft to a user outside of the United States or selling the aircraft as they are without retro-fitting the aircraft to conform to Stage 3 standards. The remaining two aircraft in the Partnership's portfolio already are Stage 3 compliant. One of these aircraft had a lease term that expired in January 2000 and is being held in storage pending the outcome of ongoing remarketing efforts. The other aircraft has a lease term expiring in April 2001.

      The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences consisting of the cumulative difference between income or loss for tax purposes and financial statement income or loss. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

      For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1999. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

      The Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 7 to the accompanying financial statements. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. The General Partner believes that it will be in the Partnership's best interests to continue to suspend the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is adjudicated.

                              REPORT OF INDEPENDENT AUDITORS
                              ------------------------------

To the Partners of AIRFUND International Limited Partnership:

      We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership, as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2000

                    AIRFUND International Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

                                            1999            1998
                                        ------------    ------------

ASSETS

Cash and cash equivalents               $  3,180,907    $  3,540,736
Rents receivable                                  --         104,184


Accounts receivable - affiliate                4,888              --

Equipment at cost, net of accumulated
  depreciation of $7,912,079 and
  $5,857,207 at December 31, 1999 and
  1998, respectively                      12,206,232      14,261,104
                                        ------------    ------------
     Total assets                       $ 15,392,027    $ 17,906,024
                                        ============    ============

LIABILITIES AND PARTNERS' CAPITAL

Notes payable                           $  3,250,113    $  6,279,100
Accrued interest                              44,209          83,223
Accrued liabilities                          922,069         288,500
Accrued liabilities - affiliate               18,602          20,698
Deferred rental income                       170,088         158,882
                                        ------------    ------------

     Total liabilities                     4,405,081       6,830,403
                                        ------------    ------------
Partners' capital (deficit):
  General Partner                         (1,149,649)     (1,145,215)

  Limited Partnership Interests
  (3,040,000 Units; initial purchase
  price of $25 each)                      12,136,595      12,220,836
                                        ------------    ------------

     Total partners' capital              10,986,946      11,075,621
                                        ------------    ------------

     Total liabilities and partners'
     capital                            $ 15,392,027    $ 17,906,024
                                        ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                    AIRFUND International Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                              1999            1998           1997
                                           ------------    ------------   ------------

Income:

   Lease revenue                           $  3,362,568    $  3,604,643   $  3,858,270

   Interest income                              161,232         165,479        130,552

   Gain on sale of equipment                         --         188,018             --
                                           ------------    ------------   ------------
      Total income                            3,523,800       3,958,140      3,988,822
                                           ------------    ------------   ------------
Expenses:

   Depreciation                               2,054,872       2,152,360      2,501,988

   Interest expense                             399,589         664,418        890,289

   Equipment management fees - affiliate        168,128         180,232        192,913


   Operating expenses - affiliate               989,886         529,807        353,976
                                           ------------    ------------   ------------
      Total expenses                          3,612,475       3,526,817      3,939,166
                                           ------------    ------------   ------------

Net income (loss)                          $    (88,675)   $    431,323   $     49,656
                                           ============    ============   ============
Net income (loss)
   per limited partnership unit            $      (0.03)   $       0.13   $       0.02
                                           ============    ============   ============

                 The accompanying notes are an integral part of
                           these financial statements

                    AIRFUND International Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                              General          Recognized Owners
                                              Partner      ---------------------------
                                              Amount           Units         Amount           Total
                                           ------------    ------------   ------------    ------------

Balance at December 31, 1996               $ (1,169,264)      3,040,000   $ 11,763,906    $ 10,594,642

     Net income - 1997                            2,483              --         47,173          49,656
                                           ------------    ------------   ------------    ------------

Balance at December 31, 1997                 (1,166,781)      3,040,000     11,811,079      10,644,298

     Net income - 1998                           21,566              --        409,757         431,323
                                           ------------    ------------   ------------    ------------

Balance at December 31, 1998                 (1,145,215)      3,040,000     12,220,836      11,075,621

     Net loss - 1999                             (4,434)             --        (84,241)        (88,675)
                                           ------------    ------------   ------------    ------------

Balance at December 31, 1999               $ (1,149,649)      3,040,000   $ 12,136,595    $ 10,986,946
                                           ============    ============   ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                    AIRFUND International Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                           1999            1998            1997
                                                       ------------    ------------    ------------

Cash flows (used in) from operating activities:

Net income (loss)                                      $    (88,675)   $    431,323    $     49,656
Adjustments to reconcile net income (loss)
  To net cash from operating activities:
   Depreciation                                           2,054,872       2,152,360       2,501,988
   Gain on sale of equipment                                     --        (188,018)             --

Changes in assets and liabilities:
   Decrease (increase) in:
      Rents receivable                                      104,184        (104,184)             --
      Accounts receivable - affiliate                        (4,888)        121,626        (121,626)
   Increase (decrease) in:
      Accrued interest                                      (39,014)        (14,829)        (20,888)
      Accrued liabilities                                   633,569         280,250        (434,150)
      Accrued liabilities - affiliate                        (2,096)        (15,521)        (27,711)
      Deferred rental income                                 11,206         (54,405)         54,383
                                                       ------------    ------------    ------------
        Net cash from operating activities                2,669,158       2,608,602       2,001,652
                                                       ------------    ------------    ------------

Cash flows from investing activities:
   Proceeds from equipment sales                                 --         846,300              --
                                                       ------------    ------------    ------------
        Net cash from investing activities                       --         846,300              --
                                                       ------------    ------------    ------------
Cash flows used in financing activities:
   Principal payments - notes payable                    (3,028,987)     (2,585,207)     (2,457,462)
   Distributions paid                                            --              --      (1,000,000)
                                                       ------------    ------------    ------------
        Net cash used in financing activities            (3,028,987)     (2,585,207)     (3,457,462)
                                                       ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents       (359,829)        869,695      (1,455,810)

Cash and cash equivalents at beginning of year            3,540,736       2,671,041       4,126,851
                                                       ------------    ------------    ------------
Cash and cash equivalents at end of year               $  3,180,907    $  3,540,736    $  2,671,041
                                                       ============    ============    ============

Supplemental disclosure of cash flow information:

        Cash paid during the year for interest         $    438,603    $    679,247    $    911,177
                                                       ============    ============    ============

  The accompanying notes are an integral part of these financial statements.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1999

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      AIRFUND International Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on January 31, 1989 for the purpose of acquiring and leasing to third parties a specified portfolio of used commercial aircraft. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Aircraft Management Corporation, a Massachusetts corporation) and $100 from the Initial Limited Partner (AFG Assignor Corporation, a Massachusetts corporation). On July 26, 1989, the Partnership issued 3,040,000 units representing assignments of limited partnership interests (the "Units") to 4,147 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The General Partner is an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned affiliate are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The capital contribution of the General Partner, in consideration of its general partner interests, was $1,000. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

      Significant operations commenced on July 27, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner for the life of the Partnership.

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

      The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1999, the Partnership had $3,066,971 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

Revenue Recognition

      Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. See also Note 7 regarding the Class Action Lawsuit. Future minimum rents of $1,315,298 are due as follows:

      For the year ending December 31, 2000         $ 1,052,238
                                       2001             263,060
                                                    -----------

                                       Total        $ 1,315,298
                                                    ===========

      In December 1998, the Partnership and the other affiliated leasing programs owning interests in two McDonnell Douglas MD-82 aircraft entered into lease extension agreements with Finnair OY. The lease extensions, effective upon the expiration of the existing primary lease terms on April 28, 1999, extended the leases for nine months and two years, respectively. All of the Partnership's future minimum rents summarized above result from these lease extensions.

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                      1999           1998           1997
                                   ------------   ------------   ------------
Finnair OY
   (Two McDonnell Douglas MD-82)   $  2,101,991   $  2,118,431   $  2,118,453
Southwest Airlines, Inc.
   (Three Boeing 737-2H4)          $  1,260,577   $  1,250,208   $  1,250,208
Aer Lease Limited
   (One Lockheed L-1011-50)        $         --   $         --   $    489,609

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

Equipment on Lease

      All aircraft were acquired from EFG or one of its Affiliates. Equipment Cost means the actual cost paid by the Partnership to acquire the aircraft, including acquisition fees. Equipment Cost reflect the actual price paid for the aircraft by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the aircraft less, for the Lockheed L-1011-50 aircraft, the amount of all interim rents received by EFG or the Affiliate prior to selling the aircraft.

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

Contingencies

      It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is likely to be incurred.

      The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (See Note 7). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $387,000 consisting principally of

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership accrued approximately $337,000 of these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership accrued and expensed an additional $50,000 for such costs during 1999.

Allocation of Profits and Losses

      For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit

      Net income (loss) and cash distributions per Unit are based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 1999 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Partnership at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                   Remaining
                                                     Lease
                                                     Term        Equipment
         Equipment Type                             (Months)       at Cost     Location
----------------------------------------------    -----------   ------------   ---------

Two McDonnell-Douglas MD-82 (Finn air)                   1-16   $ 13,762,438   Foreign
Three Boeing 737-2H4                                        0      6,355,873   TX
                                                                ------------
                                         Total equipment cost     20,118,311

                                     Accumulated depreciation     (7,912,079)
                                                                ------------

                   Equipment, net of accumulated depreciation   $ 12,206,232
                                                                ============

      The cost of each of the Partnership's aircraft represents proportionate ownership interests. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All Partnerships individually report, in

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the aircraft.

      The two McDonnell-Douglas MD-82 and related lease payment streams were used to secure term loans with third-party lenders (see Note 5). The related aircraft had an original cost of approximately $13,762,000 and a net book value of approximately $9,950,000 at December 31, 1999.

      At December 31, 1999, the three Boeing 737-2H4 jet aircraft, in which the Partnership holds ownership interests, were held for sale or re-lease. The aircraft had a cost of approximately $6,356,000 and a net book value of approximately $2,255,000 at December 31, 1999.

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

NOTE 4 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1999, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                         1999           1998           1997
                                  ------------   ------------   ------------

Equipment management fees         $    168,128   $    180,232   $    192,913
Administrative charges                  70,081         53,004         49,788
Reimbursable operating expenses
    due to third parties               919,805        476,803        304,188
                                  ------------   ------------   ------------
                   Total          $  1,158,014   $    710,039   $    546,889
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

      Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

      All equipment was purchased from EFG or one of its Affiliates. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

      All rents and the proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1999, the Partnership was owed $4,888 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2000.

      Certain affiliates of the General Partner own Units in the Partnership as follows:

      ----------------------------------------------------------------
                                        Number of     Percent of Total
                 Affiliate             Units Owned   Outstanding Units
      ----------------------------------------------------------------
      Old North Capital Limited
      Partnership                           205,040          6.74%
      ----------------------------------------------------------------

      Old North Capital Limited Partnership ("ONC") is a Massachusetts limited partnership formed in 1995 and an affiliate of EFG. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 5 - NOTES PAYABLE

      Notes payable at December 31, 1999 consisted of installment notes payable to banks of $3,250,113. All of the installment notes are non-recourse, with interest rates ranging between 8.09% and 8.65% and are collateralized by the equipment and assignment of the related lease payments. The Partnership has balloon payment obligations at the expiration of the renewal lease terms related to the aircraft on lease to Finnair OY of $1,654,607 and $441,154. This indebtedness matures in January 2000 and April 2001, respectively. (See Note 8 regarding the refinancing of the January 2000 balloon payment in February 2000). The carrying amount of notes payable approximates fair value at December 31, 1999.

      The annual maturities of the installment notes payable are as follows:

      For the year ending December 31, 2000      $  2,568,795
                                       2001           681,318
                                                 -----------

                                      Total      $  3,250,113
                                                 ============

NOTE 6 - INCOME TAXES

      The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

      For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement,

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

      The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                      1999              1998              1997
                                                 ---------------   ---------------    --------------

Net income (loss)                                $       (88,675)  $       431,323    $       49,656
  Financial statement depreciation in excess
     of (less than) tax depreciation                     795,190          (487,526)         (551,768)
  Deferred rental income                                  11,206           (54,405)           54,383
  Other                                                   68,000          (760,951)         (424,651)
                                                 ---------------   ---------------    --------------
Net income (loss) for federal income
     tax reporting purposes                      $       785,721   $      (871,559)   $     (872,380)
                                                 ===============   ===============    ==============

      The principal component of "Other" consists of the difference between the tax and financial statement gain or loss on aircraft disposals. It also includes reversal of certain maintenance reserves.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                                                                       1999                 1998
                                                                ------------------   ------------------

Partners' capital                                               $       10,986,946   $       11,075,621

     Add back selling commissions and organization
       and offering costs                                                7,975,000            7,975,000

     Cumulative difference between federal income tax
       and financial statement income (loss)                            (5,876,008)          (6,750,404)
                                                                ------------------   ------------------
Partners' capital for federal income tax reporting purposes     $       13,085,938   $       12,300,217
                                                                ==================   ==================

      The cumulative difference between federal income tax and financial statement income (loss) represents a timing difference.

NOTE 7- LEGAL PROCEEDINGS

      In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

      On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order").

      On March 12, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 12, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. On May 26, 1999, the Court issued an Order and Final Judgment approving settlement of one of the sub-classes. Settlement of the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), remains pending due, in part, to the complexity of the proposed settlement pertaining to this class.

      In February 2000, counsel for the Plaintiffs and the Defendants entered into a second amended stipulation of settlement (the "Second Amended Stipulation") which modified certain of the settlement terms contained in the Amended Stipulation. The Second Amended Stipulation was preliminarily approved by the Court by its "Second Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 6, 2000 (the "March 2000 Order"). Prior to issuing a final order approving the settlement of the second sub-class involving the Partnership, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff sub-class members will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing.

      The settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate principally as a finance company and would use its best efforts to list its shares on the NASDAQ National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

      One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provided, among other things, that commencing March 22, 1999, the Exchange Partnerships could collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believed to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations. The Second Amended Stipulation, among other things, quantified the 40% limitation using a whole dollar amount of $32 million in the aggregate.

      On March 8, 2000, the Exchange Partnerships collectively invested $32 million as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate investment is $1,800,000. The investment consists of a term loan to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG. The loan proceeds were used by Echelon Residential Holdings LLC in the formation of a subsidiary, Echelon Residential LLC, that in turn acquired various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

      In the absence of the Court's authorization to enter into new investment activities, the Partnership's Restated Agreement, as amended, would not permit such activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Consistent with the Amended Stipulation, the Second Amended Stipulation provides terms for unwinding any new investment transactions in the event that the Consolidation is not effected or the Partnership objects to its participation in the Consolidation.

      The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $387,000, of which approximately $337,000 was accrued and expensed by the Partnership in 1998 and approximately $50,000 was accrued and expensed in 1999.

      While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permitted the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

                    AIRFUND International Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      There can be no assurance that settlement of the sub-class involving the Exchange Partnerships will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. Notwithstanding the extent of delays experienced thus far in achieving a final settlement of the Class Action Lawsuit with respect to the Exchange Partnerships, the General Partner and its affiliates, in consultation with counsel, continue to feel that there is a reasonable basis to believe that a final settlement of the sub-class involving the Exchange Partnerships ultimately will be achieved. However, in the absence of a final settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

NOTE 8 - SUBSEQUENT EVENTS

Refinancing of Indebtedness

      In February 2000, the Partnership and certain affiliated investment programs (collectively, the "Programs") refinanced the indebtedness maturing in January 2000 associated with the MD-82 aircraft previously leased to Finnair OY. The Programs received debt proceeds of $4,720,000 in aggregate, consisting of $3,370,000 to refinance the existing indebtedness and an additional $1,350,000 required to perform a D-Check on the aircraft. The note bears a fluctuating interest rate based on LIBOR plus a margin with interest payments due monthly. The Partnership's share of the indebtedness is $2,320,824 which is due at maturity on August 9, 2000. The aircraft was returned in January 2000 upon its lease term expiration and is currently being stored in a warehouse while it is being remarketed.

Other

      On March 8, 2000, the Exchange Partnerships (see Note 7) collectively loaned $32 million to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG.

      The Partnership's participation in the loan is $1,800,000. Echelon Residential Holdings LLC, through a subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. In connection with the transaction, Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

                        ADDITIONAL FINANCIAL INFORMATION

                    AIRFUND International Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997


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

   The following is a summary of the cash deficiency associated with the aircraft disposition which occurred in the year ended December 31, 1998. There were no aircraft disposals during the years ended December 31, 1999 or 1997.

                                                                      1998
                                                                ---------------

Rents earned prior to disposal of the aircraft                  $     6,064,972

Sale proceeds realized upon disposition of the aircraft                 846,300
                                                                ---------------
Total cash generated from rents and aircraft sale proceeds            6,911,272

Original acquisition cost of the aircraft disposed                    7,877,224
                                                                ---------------
Deficiency of total cash generated
  to the cost of the aircraft disposed                          $      (965,952)
                                                                ===============

                    AIRFUND International Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999


                                                                       Sales and
                                                   Operations         Refinancings            Total
                                               ------------------  ------------------  ------------------

Net loss                                       $          (88,675) $               --  $          (88,675)

Add:
     Depreciation                                       2,054,872                  --           2,054,872
     Management fees                                      168,128                  --             168,128
Less:
     Principal repayment of notes payable              (3,028,987)                 --          (3,028,987)
                                               ------------------  ------------------  ------------------
     Cash used in operations, sales
     and refinancings                                    (894,662)                 --            (894,662)

Less:
     Management fees                                     (168,128)                 --            (168,128)
                                               ------------------  ------------------  ------------------
     Distributable cash used in operations,
     sales and refinancings                            (1,062,790)                 --          (1,062,790)

Other sources of cash:
     Cash at beginning of year                          1,630,123           1,910,613           3,540,736
     Net change in receivable and accruals                702,961                  --             702,961
                                               ------------------  ------------------  ------------------
Cash at end of year                            $        1,270,294  $        1,910,613  $        3,180,907
                                               ==================  ==================  ==================

                    AIRFUND International Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1999

      For the year ended December 31, 1999, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                        $ 358,608