Form 10-K, Exhibit 13
period 2000-12-31
AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
filed 2001-04-02
CIK 842184

EXHIBIT 13


                    AIRFUND International Limited Partnership

                Annual Report to the Partners, December 31, 2000

Dear Investor:

We are pleased to provide the 2000 Annual Report for AIRFUND International Limited Partnership, which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-founder

                    AIRFUND International Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                          PAGE
                                                                          ----

SELECTED FINANCIAL DATA...............................................      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...................................    3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors........................................      9

Statement of Financial Position
at December 31, 2000 and 1999.........................................     10

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998..................     11

Statement of Changes in Partners' Capital
for the years ended December 31, 2000, 1999 and 1998..................     12

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998..................     13

Notes to the Financial Statements.....................................  14-25

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed...............................     26

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings..........................     27

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership......................     28

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 2000:


             SUMMARY OF
             OPERATIONS                         2000             1999             1998             1997            1996
--------------------------------------     --------------   --------------   --------------   --------------  --------------
Operating and sales-type lease
revenue................................    $    1,611,906   $    3,362,568   $    3,604,643   $    3,858,270  $    4,346,218

Interest income                            $      108,069   $      161,232   $      165,479    $     130,552  $      261,557

Net (loss) income......................    $   (1,211,589)  $      (88,675)  $      431,323   $       49,656  $    4,360,899

Per Unit:
     Net (loss) income.................    $        (0.38)  $        (0.03)  $          0.13  $         0.02  $         1.36

       Cash distributions declared.....    $            --  $            --  $            --  $           --  $         1.56

         FINANCIAL POSITION

Total assets...........................    $   14,321,413   $   15,392,027   $   17,906,024   $   19,864,413  $   23,700,585

Total long-term obligations............    $    3,002,142   $    3,250,113   $    6,279,100   $    8,864,307     $11,321,769

Partners' capital......................    $    9,775,357   $   10,986,946   $   11,075,621   $   10,644,298  $   10,594,642

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1999
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Certain statements in this annual report of AIRFUND International Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 9 to the accompanying financial statements, the remarketing of the Partnership's equipment, and the performance of the Partnership's non-equipment assets.

OVERVIEW

     As an equipment leasing partnership, the Partnership was organized to acquire and lease a portfolio of commercial jet aircraft subject to lease agreements with third parties. Upon its inception in 1989, the Partnership purchased three used commercial jet aircraft and a proportionate interest in a fourth aircraft, which were leased by major carriers engaged in passenger transportation. Initially, each aircraft generated rental revenues pursuant to primary-term lease agreements. In 1991, one of the Partnership's original aircraft was sold to a third party and a portion of the sale proceeds was reinvested in a proportionate interest in another aircraft. Currently all of the aircraft in the Partnership's original portfolio have been re-leased, renewed, exchanged for other aircraft, or sold. At December 31, 2000, the Partnership's equipment portfolio included proportionate ownership interest in three aircraft. In addition, in 2000 the Partnership entered into a conditional sales agreement related to its interest in an aircraft. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 9 to the accompanying financial statements. Pursuant to the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Partnership is scheduled to be dissolved by December 31, 2004.

     The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Partnership has active business operations in the financial services industry, including equipment leasing and the loan to Echelon Residential Holdings LLC ("Echelon Residential Holdings"). The Partnership does not intend to engage in investment activities in a manner or to an extent that would require the Partnership to register as an investment company under the Act. However, it is possible that the Partnership may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Partnership were to be determined to be an investment company, its business would be adversely affected. If necessary, the Partnership intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

RESULTS OF OPERATIONS

     For year ended December 31, 2000, the Partnership recognized operating lease revenue of $1,603,658 compared to $3,362,568 and $3,604,643 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue from 1999 to 2000 resulted primarily from the expiration of lease terms related to the Partnership's interest in three Boeing 737-2H4 aircraft and a McDonnell Douglas MD-82 aircraft, as discussed below. The decrease in lease revenues from 1998 to 1999 was primarily the result of the sale in April 1998 of the Partnership's interest in a Lockhead L-1011-50 aircraft. The amount of operating lease revenue in the near term will increase due to the re-lease of both the McDonnell Douglas MD-82 aircraft and one of the Boeing 737-2H4 aircraft in September 2000. Subsequently, operating lease revenue is expected to decline due to lease term expirations and aircraft sales. See discussion below related to the Partnership's sales-type lease revenue for the year ended December 31, 2000.

     At December 31, 2000, the Partnership's equipment portfolio included assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership ("EFG"). Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     The lease terms related to the three Boeing 737-2H4 aircraft, in which the Partnership held a proportionate interest, expired on December 31, 1999 and the aircraft were stored pending their remarketing. In July 2000, one of the Boeing 737-2H4 aircraft was sold resulting in $846,496 of proceeds and a net gain, for financial statement purposes, of $142,721 for the Partnership's proportional interest in the aircraft. In September 2000, a second Boeing 737-2H4 aircraft was re-leased with a lease term expiring in September 2003. Under the terms of this re-lease agreement, the Partnership will receive rents of approximately $1,172,000 over the term of the lease. The Partnership entered into a conditional sales agreement to sell its interest in the remaining Boeing 737-2H4 aircraft as described below.

     The lease term associated with a McDonnell Douglas MD-82 aircraft, in which the Partnership holds an ownership interest, expired in January 2000. The aircraft was re-leased in September 2000 to Aerovias de Mexico S.A. de C.V., with a lease term expiring in September 2004. Under the terms of this re-lease agreement, the Partnership will receive rents of approximately $3,813,000 over the term of the lease. The remaining McDonnell Douglas MD-82 aircraft, in which the Partnership owns an ownership interest, is currently on lease to Finnair OY through April 2001.

     Interest income for the year ended December 31, 2000 was $108,069 compared to $161,232 and $165,479 for the years ended December 31, 1999 and 1998, respectively. Interest income is generated principally from temporary investments of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. On March 8, 2000, the Partnership utilized $1,800,000 of available cash for a loan to Echelon Residential Holdings. The loan is presented in the accompanying financial statements in accordance with the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants in February 1986 entitled "ADC Arrangements", and therefore the Partnership does not recognize interest income related to this loan. (See further discussion included in Note 4 to the financial statements herein).

     In October 2000, the Partnership and certain of its affiliates executed a conditional sales agreement with Royal Aviation Inc. for the sale of the Partnership's interest in a Boeing 737-2H4 aircraft. The title to the aircraft transfers to Royal Aviation Inc., at the expiration of the lease term. The sale of the aircraft has been recorded by the Partnership as a sales-type lease, with a lease term expiring in January 2002. For the year ended December 31, 2000, the Partnership recorded a net gain on sale of equipment, for financial statement purposes, of $302,878 for the Partnership's proportional interest in the aircraft and recognized sales-type lease revenue of $8,248.

     On April 29, 1998, at the expiration of the aircraft's lease term, the Partnership sold its proportional interest in a Lockheed L-1011-50 aircraft, formerly leased to Aer Lease Limited, to the lessee for net proceeds of $846,300. The Partnership's interest in the aircraft had a net book value of $658,282 at the time of sale, resulting in the recognition of a net gain on sale, for financial statement purposes, of $188,018.

     It cannot be determined whether future sales of aircraft will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of aircraft being sold and their marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

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

     Interest expense was $344,016, $399,589 and $664,418 during the years ended December 31, 2000, 1999 and 1998, respectively. Interest expense in near term will increase as a result of the Partnership's debt refinancing in February 2001. (See Note 11 to the financial statements.) Subsequently, interest expense will decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. See additional discussion below regarding the refinancing of the debt in 2001.

     Management fees were $87,443, $168,128, and $180,232 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses were $1,823,804, $989,886 and $529,807 for the years ended December 31, 2000, 1999 and 1998, respectively. The primary reason for the increase in operating expenses from 1999 to 2000 is storage, remarketing and maintenance costs associated with the Partnership's aircraft. In 2000 and 1999, the Partnership accrued approximately $492,000 and $664,000, respectively, for the reconfiguration costs and completion of a D-Check incurred to facilitate the remarketing of the McDonnell Douglas MD-82 aircraft released in September 2000. In 2000, the Partnership also accrued approximately $664,000 for a required D-check for a second McDonnell Douglas MD-82 aircraft. Operating expenses in 2000, 1999 and 1998 also included approximately $41,000, $50,000 and $337,000, respectively, related to the Class Action Lawsuit described in Note 9 to the financial statements. Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as insurance, printing, distribution and other remarketing expenses. Depreciation expense was $985,274, $2,054,872, and $2,152,360 for the years ended December 31, 2000, 1999 and 1998, respectively.

     For the year ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $136,626. The loss is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss." See further discussion below.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. The Partnership's principal operating activities derive from aircraft rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated a net cash outflow of $533,195 in 2000 and net cash inflows of $2,669,158, and $2,608,602 for 1999 and 1998, respectively. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership remarkets its aircraft. The Partnership, however, may continue to incur significant costs to facilitate the successful remarketing of its remaining aircraft in the future. Ultimately, the Partnership will dispose of all aircraft under lease. This will occur through sale transactions whereby each aircraft will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each aircraft's renewal/re-lease term. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 2000, the Partnership realized net cash proceeds of $846,496 from the sale of its interest in one of the Boeing 737-2H4. There were no aircraft sales in 1999. In 1998, the Partnership realized proceeds of $846,300 from the sale of its interest in the Lockheed L-1011-50 aircraft. Future inflows of cash from aircraft disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the aircraft's condition and age, and future market conditions.

     At December 31, 2000, the Partnership was due aggregate future minimum lease payments of $5,720,344 from contractual operating and sales-type lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $3,002,142 (see Note 7 to the financial statements). At the expiration of the individual lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell its aircraft or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the aircraft. In the latter instances, the aircraft could be re-leased to another lessee or sold to a third party.

     In connection with a preliminary settlement agreement for a Class Action Lawsuit described in Note 9 to the financial statements, the court permitted the Partnership to invest in any new investment, including but not limited to new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership loaned $1,800,000 to a newly formed real estate company, Echelon Residential Holdings to finance the acquisition of real estate assets by that company. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. Echelon Residential Holding's interest in Echelon Residential LLC is pledged pursuant to a pledge agreement to the partnerships as collateral for the loans. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity.

     As discussed in Note 4 to the Partnership's financial statements herein, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of Echelon Residential Holdings under the equity method of accounting.

     The loan made by the Partnership to Echelon Residential Holdings is, and will continue to be, subject to various risks, including the risk of default by Echelon Residential Holdings, which could require the Partnership to foreclose under the pledge agreement on its interests in Echelon Residential LLC. The ability of Echelon Residential Holdings to make loan payments and the amount the Partnership may realize after a default would be dependent upon the risks generally associated with the real estate lending business including, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, rent control laws and other governmental rules. A default by Echelon Residential Holdings could have a material adverse effect on the future cash flow and operating results of the Partnership.

      The Restated Agreement, as amended, prohibits the Partnership from making loans to the General Partner or its affiliates. Since the acquisition of the several parcels of real estate from the owner had to occur prior to the admission of certain independent third parties as equity owners, Echelon Residential Holdings and its wholly owned subsidiary, Echelon Residential LLC, were formed in anticipation of their admission. The General Partner agreed to an officer of the Manager serving as the initial equity holder of Echelon Residential Holdings and as an unpaid manager. The officer made a $185,465 equity investment in Echelon Residential Holdings. His return on his equity investment is restricted to the same rate of return as the partnerships realize on their loans. There is a risk that the court may object to the general partner's action in structuring the loan in this way and may require the partnerships to restructure or divest the loan.

     The Partnership obtained long-term financing in connection with certain aircraft. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities in the Partnership's Statement of Cash Flows. The corresponding note agreements are recourse only to the specific aircraft financed and to the minimum rental payments contracted to be received during the debt amortization period (which generally coincides with the lease term). As rental payments are collected, a portion or all of the rental payment is used to repay associated indebtedness. In the near term, the amount of cash used to repay debt obligations will increase due to the refinancing discussed below. Subsequently the amount of cash used will decline as the principal balance of notes payable is reduced through the collection and application of rents.

     In February 2000, the Partnership and certain affiliated investment programs (collectively, the "Programs") refinanced the indebtedness, which matured in January 2000, associated with a McDonnell Douglas MD-82 aircraft released in September 2000. In addition to refinancing the existing indebtedness of $3,370,000, the Programs received additional debt proceeds of $1,350,000 required to perform a D-Check on the aircraft. The Partnership received $666,217 from such proceeds. The note had a fluctuating interest rate based on LIBOR plus a margin with interest payments due monthly. The Partnership's aggregate share of the refinanced and new indebtedness was $2,320,824, which matured in August 2000. The Partnership paid interest-only on the debt throughout 2000. In February 2001, the Programs refinanced the outstanding indebtedness and accrued interest related to this aircraft. In addition to refinancing the Programs' total existing indebtedness and accrued interest of $4,758,845, the Programs received additional debt proceeds of $3,400,177. The Partnership's aggregate share of the refinanced and new indebtedness was $4,011,791 including $2,339,924 used to repay the existing indebtedness on the refinanced aircraft. The Partnership used a portion of its share of the additional proceeds of $1,671,867 to repay the outstanding balance of the indebtedness and accrued interest related to the aircraft on lease to Finnair OY of $433,178 and certain aircraft reconfiguration costs that the Partnership had accrued at December 31, 2000. The new indebtedness bears a fixed interest rate of 7.65%, principal is amortized monthly and the Partnership has a balloon payment obligation at the expiration of the lease term of $1,337,875 in September 2004.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket aircraft upon lease expiration. In addition to the need for funds in connection with the Class Action Lawsuit, liquidity is especially important as the Partnership matures and sells aircraft, because the remaining aircraft portfolio consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining aircraft.

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

     At December 31, 2000, the Partnership's equipment portfolio included ownership interests in three commercial jet aircraft, one of which is a Boeing 737 aircraft. The Boeing 737 aircraft is a Stage 2 aircraft, meaning that it is prohibited from operating in the United States unless it is retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. During 2000, the aircraft was re-leased to Air Slovakia BWJ, Ltd. through September 2003.The remaining two aircraft in the Partnership's portfolio already are Stage 3 compliant. These aircraft have lease terms expiring in April 2001 and September 2004, respectively.

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 8 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences consisting of the cumulative difference between income or loss for tax purposes and financial statement income or loss. The principal components of the cumulative difference between financial statement income or loss and tax income or loss result from different depreciation policies for book and tax purposes and different treatment for book and tax purposes related to the real estate venture.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 2000. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

     In any given year, it is possible that Recognized Owners will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Recognized Owners adequate to cover any tax obligation.

     The Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 9 to the accompanying financial statements. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, the General Partner will continue to suspend the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is settled or adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of AIRFUND International Limited Partnership:

We have audited the accompanying statements of financial position of AIRFUND International Limited Partnership, as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Echelon Residential Holdings LLC, (a limited liability company to which the Partnership has loaned $1,800,000), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the financial statements relates to data included for Echelon Residential Holdings LLC, it is based solely on their report.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of AIRFUND International Limited Partnership at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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


                                        /s/ ERNST & YOUNG LLP


Tampa, Florida
March 30, 2001

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 2000 AND 1999


                                                                           2000                                1999
                                                                   -------------------                 -------------------0

ASSETS
Cash and cash equivalents.....................................     $         1,446,237                 $         3,180,907
Rents receivable..............................................                 305,592                                  --
Accounts receivable - other...................................                 162,261                                  --
Accounts receivable - affiliate...............................                 110,767                               4,888
Investment in real estate venture.............................               1,663,374                                  --
Net investment in sales-type lease............................                 795,780                                  --
Equipment at cost, net of accumulated
    depreciation of $6,043,660 and $7,912,079
    at December 31, 2000 and 1999, respectively...............               9,837,402                          12,206,232
                                                                   -------------------                 -------------------
          Total assets........................................     $        14,321,413                 $        15,392,027
                                                                   ===================                 ===================

LIABILITIES AND PARTNERS' CAPITAL

Notes payable.................................................     $         3,002,142                 $         3,250,113
Accrued interest..............................................                  23,705                              44,209
Accrued liabilities...........................................               1,402,949                             922,069
Accrued liabilities - affiliate...............................                  27,070                              18,602
Deferred rental income........................................                  90,190                             170,088
                                                                   -------------------                 -------------------
          Total liabilities...................................               4,546,056                           4,405,081
                                                                   -------------------                 -------------------

Partners' capital (deficit):
    General Partner...........................................              (1,210,228)                         (1,149,649)
    Limited Partnership Interests
    (3,040,000 Units; initial purchase price of $25 each).....              10,985,585                          12,136,595
                                                                   -------------------                 -------------------
           Total partners' capital............................               9,775,357                          10,986,946
                                                                   -------------------                 -------------------
           Total liabilities and partners' capital............     $        14,321,413                 $        15,392,027
                                                                   ===================                 ===================

    The accompanying notes are an integral part of these financial statements

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                          2000                      1999                      1998
                                                   ------------------        ------------------        ------------------
Income:
     Operating lease revenue...................    $        1,603,658        $        3,362,568        $        3,604,643
     Sales-type lease revenue.................                  8,248                        --                        --
     Interest income...........................               108,069                   161,232                   165,479
     Gain on sale of equipment.................               445,599                        --                   188,018
                                                   ------------------        ------------------        ------------------
         Total income..........................             2,165,574                 3,523,800                 3,958,140
                                                   ------------------        ------------------        ------------------
Expenses:
     Depreciation..............................               985,274                 2,054,872                 2,152,360
     Interest expense..........................               344,016                   399,589                   664,418
     Equipment management fees - affiliate                     87,443                   168,128                   180,232
     Operating expenses - affiliate............             1,823,804                   989,886                   529,807
     Partnership's share of unconsolidated
         real estate venture's loss............               136,626                        --                        --
                                                   ------------------        ------------------        ------------------
         Total expenses........................             3,377,163                 3,612,475                 3,526,817
                                                   ------------------        ------------------        ------------------

Net (loss) income..............................    $       (1,211,589)       $          (88,675)       $          431,323
                                                   ==================        ==================        ==================
Net (loss) income
     per limited partnership unit..............    $            (0.38)       $            (0.03)       $             0.13
                                                   ==================        ==================        ==================

    The accompanying notes are an integral part of these financial statements

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                  GENERAL                  RECOGNIZED OWNERS
                                                  PARTNER         -----------------------------------
                                                  AMOUNT               UNITS               AMOUNT               TOTAL
                                              --------------      -------------      ----------------      ---------------
Balance at December 31, 1997..........        $   (1,166,781)         3,040,000      $     11,811,079      $    10,644,298

     Net income - 1998................                21,566                 --               409,757              431,323
                                              --------------      -------------      ----------------      ---------------

Balance at December 31, 1998..........            (1,145,215)         3,040,000            12,220,836           11,075,621

     Net loss - 1999..................                (4,434)                --               (84,241)             (88,675)
                                              --------------      -------------      ----------------      ---------------

Balance at December 31, 1999..........            (1,149,649)         3,040,000            12,136,595           10,986,946

     Net loss - 2000..................               (60,579)                --            (1,151,010)          (1,211,589)
                                              --------------      -------------      ----------------      ---------------

Balance at December 31, 2000..........        $   (1,210,228)         3,040,000      $     10,985,585      $     9,775,357
                                              ==============      =============      ================      ===============

    The accompanying notes are an integral part of these financial statements

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                2000                    1999                      1998
                                                          ----------------        ----------------         ----------------
Cash flows provided by (used in) operating activities:

Net (loss) income                                         $     (1,211,589)       $        (88,675)        $        431,323
Adjustments to reconcile net (loss) income to
    net cash (used in) provided by operating
    activities:
     Depreciation.....................................             985,274               2,054,872                2,152,360
     Gain on sale of equipment........................            (445,599)                     --                 (188,018)
     Sales-type lease revenue.........................              (8,248)                     --                       --
     Partnership's share of unconsolidated
         venture's loss...............................             136,626                      --                       --
Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable.............................            (305,592)                104,184                 (104,184)
         Accounts receivable - affiliate..............            (105,879)                 (4,888)                 121,626
         Accounts receivable - other..................            (162,261)                     --                       --
         Collections on net investment in
           sales-type lease...........................             195,127                      --                       --
     Increase (decrease) in:
         Accrued interest.............................             (20,504)                (39,014)                 (14,829)
         Accrued liabilities..........................             480,880                 633,569                  280,250
         Accrued liabilities - affiliate..............               8,468                  (2,096)                 (15,521)
         Deferred rental income.......................             (79,898)                 11,206                  (54,405)
                                                          ----------------        ----------------         ----------------
           Net cash (used in) provided by
               operating activities...................            (533,195)              2,669,158                2,608,602
                                                          ----------------        ----------------         ----------------
Cash flows provided by (used in) investing activities:

     Proceeds from equipment sales....................             846,496                      --                  846,300
     Investment in real estate venture................          (1,800,000)                     --                       --
                                                          ----------------        ----------------         ----------------
           Net cash (used in) provided by
               investing activities...................            (953,504)                     --                  846,300
                                                          ----------------        ----------------         ----------------
Cash flows provided by (used in) financing activities:

     Proceeds from notes payable......................             666,217                      --                       --
     Principal payments - notes payable...............            (914,188)             (3,028,987)              (2,585,207)
                                                          ----------------        ----------------         ----------------
           Net cash used in financing activities......            (247,971)             (3,028,987)              (2,585,207)
                                                          ----------------        ----------------         ----------------

Net (decrease) increase in cash and cash equivalents..          (1,734,670)               (359,829)                 869,695
Cash and cash equivalents at beginning of year........           3,180,907               3,540,736                2,671,041
                                                          ----------------        ----------------         ----------------
Cash and cash equivalents at end of year..............    $      1,446,237        $      3,180,907         $      3,540,736
                                                          ================        ================         ================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest...........    $        364,520        $        438,603         $        679,247
                                                          ================        ================         ================
Supplemental disclosure of non-cash financing activities:
     Equipment sold on sales-type lease...............    $        982,659        $             --         $             --
                                                          ================        ================         ================

    The accompanying notes are an integral part of these financial statements

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

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

     Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 6).

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

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

     In 1990, EFG assigned its Equipment Management Agreement with the Partnership to AF/AIP Programs Limited Partnership, and AF/AIP Programs Limited Partnership entered into an identical management agreement with EFG.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 2000, the Partnership had $1,328,334 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

REVENUE RECOGNITION

     Effective January 1, 2000, the Partnership adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Partnership's financial statements.

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The majority of the leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. See also
Note 9 regarding the Class Action Lawsuit. Future minimum rents for operating leases of $4,874,642 are due as follows:

        For the year ending December 31, 2001                 $    1,627,316
                                         2002................      1,364,256
                                         2003................      1,234,026
                                         2004................        649,044
                                                              --------------

                                         Total............... $    4,874,642
                                                              ==============

     Lease payments for the sales-type lease are due monthly and the related revenue is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Future minimum lease payments for the sales-type lease of $845,702 are due in the year ending December 31, 2001.

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:


                                                            2000                      1999                      1998
                                                     ------------------        ------------------        ------------------
Finnair OY......................................     $        1,148,554        $        2,101,991        $        2,118,431
Aerovias De Mexico S.A. de C.V..................     $          305,592        $               --        $               --
Southwest Airlines, Inc.........................     $               --        $        1,260,577        $        1,250,208

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

EQUIPMENT ON LEASE

     All aircraft were acquired from EFG or one of its Affiliates. Equipment Cost means the actual cost paid by the Partnership to acquire the aircraft, including acquisition fees. Equipment Cost reflect the actual price paid for the aircraft by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the aircraft less, the amount of all interim rents received by EFG or the Affiliate prior to selling the aircraft.

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

REAL ESTATE LOAN

      The Partnership accounts for the loan to a real estate company using the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants ("AICPA") in February 1986 entitled "ADC Arrangements" (the "Third Notice"). The Partnership has evaluated this loan and has determined that real estate accounting is appropriate. This determination affects the Partnership's balance sheet classification of the loan and the recognition of revenues derived therefrom. The Third Notice was issued to address those real estate acquisition, development and construction arrangements where a lender has virtually the same risk and potential rewards as those of owners or joint ventures. Emerging Issues Task Force ("EITF") 86-21, "Application of the AICPA Notice to Practitioners regarding Acquisition, Development and Construction Arrangements to Acquisition of an Operating Property" expanded the applicability of the Third Notice to entities other than financial institutions.

      Based on the applicability of the Third Notice, EITF 86-21 and consideration of the economic substance of the transaction, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of the real estate company under the equity method of accounting.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NET INVESTMENT IN SALES-TYPE LEASE

     For leases that qualify as sales-type leases, the Partnership recognizes profit or loss at lease inception to the extent the fair value of the property leased differs from the carrying value. For balance sheet purposes, the aggregate lease payments receivable are recorded on the balance sheet net of unearned income as net investment in sales-type lease. Unearned income is recognized as sales-type lease revenue over the lease term on the interest method.

IMPAIRMENT OF LONG-LIVED ASSETS

The carrying value of long-lived assets, including equipment and the real estate loan, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 6).

CONTINGENCIES

     It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

     The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (See Note 9). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $428,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership expensed approximately $337,000 of these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership expensed additional amounts of approximately $41,000 and $50,000 for such costs during 2000 and 1999, respectively.

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 8 concerning allocation of income or loss for income tax purposes.

NET INCOME (LOSS) PER UNIT

     Net income (loss) per unit is based on 3,040,000 Units outstanding during each of the three years in the period ended December 31, 2000 and computed after allocation of the General Partner's 5% share of net income (loss) per unit.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their separate tax returns.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 3 - EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                                               REMAINING
                                                              LEASE TERM            EQUIPMENT
                    EQUIPMENT TYPE                              (MONTHS)             AT COST            LOCATION
------------------------------------------------------      ---------------     -----------------   ----------------
One McDonnell Douglas MD-82 (Finnair).................             4            $       6,881,219       Foreign
One McDonnell Douglas MD-82
(Aerovias de Mexico, S.A. de C.V.)....................            44                    6,881,219       Foreign
One Boeing 737-2H4 (Air Slovakia).....................            32                    2,118,624       Foreign
                                                                                -----------------
   Total equipment cost...............................                                 15,881,062
   Accumulated depreciation...........................                                  6,043,660
                                                                                -----------------
   Equipment, net of accumulated depreciation.........                          $       9,837,402
                                                                                =================

     The cost of each of the Partnership's aircraft represents proportionate ownership interests. The remaining interests are owned by other affiliated partnerships sponsored by EFG. All Partnerships individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the aircraft.

     Certain of the Partnership's aircraft and the related lease payment streams were used to secure the Partnership's term loans with third-party lenders. The preceding summary includes leveraged equipment having an aggregate original cost of approximately $13,762,000 and a net book value of approximately $9,182,000 at December 31, 2000. (See Note 7).

     The Partnership entered into a three-year release agreement with Air Slovakia for its proportionate interest in a Boeing 737-2H4 aircraft, effective September 2000. Under the terms of this agreement, the Partnership will receive rents of approximately $1,172,000 over the term of the lease. The Partnership entered into a four-year re-lease agreement with Aerovias de Mexico, S.A. de C.V. for its proportionate interest in a McDonnell Douglas MD-82 aircraft, effective September 2000. Under the terms of this agreement, the Partnership will receive rents of approximately $3,873,000 over the term of the lease.

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

     As aircraft are sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the aircraft at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the aircraft is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the aircraft. At December 31, 2000, all of the Partnership's aircraft were subject to contracted lease agreements.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 4 - INVESTMENT IN REAL ESTATE VENTURE

     On March 8, 2000, the Partnership and 10 affiliated partnerships (the "Exchange Partnerships") collectively loaned $32 million to Echelon Residential Holdings LLC ("Echelon Residential Holdings"), a newly formed real estate company. Echelon Residential Holdings is owned by several investors, including James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities.

     The Partnership's participation in the loan is $1,800,000. Echelon Residential Holdings, through a wholly-owned subsidiary (Echelon Residential
LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida-based real estate company. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity. In connection with the transaction, Echelon Residential Holdings has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

     The loan is presented in accordance with the guidance for ADC Arrangements as described in Note 2, "Real Estate Loans", in the Partnership's financial statements as of and for the year December 31, 2000. The loan is accounted for as an investment in real estate venture and is presented net of the Partnership's share of losses in Echelon Residential Holdings. For the period ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $136,626 and is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss."

     The summarized financial information for Echelon Residential Holdings as of December 31, 2000 and for the period March 8, 2000 (commencement of operations) through December 31, 2000 is as follows:

          Total assets.........................................    $ 68,580,891
          Total liabilities....................................    $ 70,183,162
          Minority interest....................................    $  2,257,367
          Total deficit .......................................    $ (3,859,638)

          Total revenues.......................................    $  5,230,212
          Total expenses, minority interest and
            equity in loss of unconsolidated joint venture.....    $ 11,936,238
          Net loss.............................................    $ (6,706,026)

NOTE 5 - NET INVESTMENT IN SALES-TYPE LEASE

     The Partnership's net investment in a sales-type lease is the result of the conditional sale of the Partnership's proportionate interest in a Boeing 737 aircraft executed in October 2000. The title to the aircraft transfers to Royal Aviation Inc., at the expiration of the lease term. The sale of the aircraft has been recorded by the Partnership as a sales-type lease, with a lease term expiring in January 2002. For the year ended December 31, 2000, the Partnership recorded a net gain on sale of equipment, for financial statement purposes, of $302,878 for the Partnership's proportional interest in the aircraft and recognized sales-type lease revenue of $8,248. The net book value of equipment sold on sales-type lease totaled $982,659, which was a non-cash transaction. At December 31, 2000, the components of the net investment in the sales-type lease are as follows:

Total minimum lease payments to be received..................... $ 845,702
Less:  Unearned income..........................................    49,922
                                                                 ---------
                            Total............................... $ 795,780
                                                                 =========

     Unearned income is being amortized to revenue over the lease term, expiring in January 2002.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 6 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 2000, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:


                                                          2000                      1999                      1998
                                                   ------------------        ------------------        ------------------
Equipment management fees.....................     $           87,443               $   168,128               $   180,232
Administrative charges........................                 67,207                    70,081                    53,004
Reimbursable operating expenses
    due to third parties......................              1,756,597                   919,805                   476,803
                                                   ------------------        ------------------        ------------------

                               Total..........     $        1,911,247        $        1,158,014        $          710,039
                                                   ==================        ==================        ==================

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

     All aircraft were purchased from EFG or one of its Affiliates. The Partnership's acquisition cost was determined by the method described in Note 2, "Equipment on Lease."

     All rents and the proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 2000, the Partnership was owed $110,767 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2001.

     An affiliate of the General Partner owns Units in the Partnership as follows:


------------------------------------------------ ------------------ ----------------------
                                                     NUMBER OF        PERCENT OF TOTAL
                   AFFILIATE                        UNITS OWNED       OUTSTANDING UNITS
------------------------------------------------ ------------------ ----------------------
Old North Capital Limited Partnership                 205,040               6.74%
------------------------------------------------ ------------------ ----------------------

     Old North Capital Limited Partnership ("ONC") is a Massachusetts limited partnership formed in 1995. The general partner of ONC is controlled by Gary D. Engle and the limited partnership interests of ONC are owned by Semele Group Inc. ("Semele"). Gary D. Engle is Chairman and Chief Executive Officer of Semele.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 7 - NOTES PAYABLE

     Notes payable at December 31, 2000 consisted of two installment notes payable to banks of $3,002,142. One installment note bears an interest rate of 8.225% and the other bears a fluctuating interest rate based on LIBOR (approximately 6.7% at December 31, 2000) plus a margin. Both of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. The Partnership had a balloon payment obligation due at the expiration of the lease term related to an aircraft leased to Finnair OY. This indebtedness was due to mature in 2001. In addition, the Partnership had a balloon payment obligation of $2,320,824, which matured in August 2000. The Partnership paid interest-only on this debt through 2000 and in February 2001, the Partnership and certain affiliated investment programs refinanced this indebtedness and repaid the outstanding indebtedness related to the Finnair OY aircraft. See Note 11, "Subsequent Event", regarding this refinancing.

     Management believes that the carrying amount of notes payable approximates fair value at December 31, 2000 based on its experience and understanding of the market for instruments with similar terms.

     The annual maturities of the installment notes payable at December 31, 2000, reflecting the maturity of the notes in consideration of the February 2001 refinancing discussed in Note 11, "Subsequent Event", are as follows:

     For the year ending December 31, 2001.......   $       356,625
                                      2002.......           475,500
                                      2003.......           475,500
                                      2004.......         1,694,517
                                                    ---------------

                                      Total......   $     3,002,142
                                                    ===============

NOTE 8 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership. For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). The allocation of net income or loss for financial statement purposes differs from the net income or loss allocation requirements for income tax and Dissolution Event purposes, as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance, which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                                             2000                   1999                   1998
                                                      ------------------     ------------------     ------------------
Net (loss) income ................................    $       (1,211,589)    $          (88,675)    $          431,323
  Financial statement depreciation (less than)
      in excess of tax depreciation...............              (188,282)               795,190               (487,526)
  Interest income - real estate venture...........               219,814                     --                     --
  Deferred rental income.........................                (79,898)                11,206                (54,405)
  Partnership's share of unconsolidated
     real estate venture's loss...................               136,626                     --                     --
  Other...........................................               708,972                 68,000               (760,951)
                                                      ------------------     ------------------     ------------------
Net income (loss) for federal income
     Tax reporting purposes.......................    $         (414,357)    $          785,721     $         (871,559)
                                                      ==================     ==================     ==================

     The principal component of "Other" consists of the difference between the tax and financial statement gain or loss on aircraft disposals. It also includes reversal of certain maintenance reserves.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                                2000                          1999
                                                                         ------------------            ------------------
Partners' capital...................................................     $        9,775,357            $       10,986,946

     Add back selling commissions and organization
       and offering costs...........................................              7,975,000                     7,975,000

     Cumulative difference between federal income tax
       and financial statement (loss) income........................             (5,078,776)                   (5,876,008)
                                                                         ------------------            ------------------

Partners' capital for federal income tax reporting purposes.........     $       12,671,581            $       13,085,938
                                                                         ==================            ==================

     The cumulative difference between federal income tax and financial statement income (loss) represents a timing difference.

NOTE 9 - LEGAL PROCEEDINGS

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

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

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

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

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

     On March 8, 2000, the Exchange Partnerships collectively made a $32 million loan as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate loan is $1,800,000. The loan consists of a term loan to Echelon Residential Holdings, a newly-formed real estate company that is owned by several independent investors and, in his individual capacity, James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. The loan has a term of 30 months maturing on September 8, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings has pledged its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral for the loan.

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

     The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $428,000, of which approximately $337,000 was expensed by the Partnership in 1998 and additional amounts of approximately $41,000 and $50,000 were expensed in 2000 and 1999, respectively.

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

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

NOTE 10 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                                   THREE MONTHS ENDED
                                        ----------------------------------------------------------------------
                                        MARCH 31,              JUNE 30,       SEPTEMBER 30,       DECEMBER 31,          TOTAL
                                        ---------             ---------       -------------       ------------       -----------
              2000
              ----
Total operating and sales-
type lease revenue.................    $ 362,298             $ 260,137          $ 352,390           $637,081        $ 1,611,906
Net loss...........................     (184,543)             (112,988)          (816,093)           (97,965)        (1,211,589)
Net loss per limited
  partnership unit.................        (0.06)                (0.03)             (0.26)             (0.03)             (0.38)

              1999
              ----
Total lease revenue................     $836,275              $835,093           $840,415         $  850,785         $3,362,568
Net income (loss)..................      134,732               118,685            186,228          (528,320)           (88,675)
Net income (loss) per
  limited partnership unit.........         0.04                  0.04               0.06             (0.17)             (0.03)

     The Partnership's net loss in the three months ended September 30, 2000 is primarily the result of recording an accrual of $664,000 for a required D-Check for an aircraft.

     The Partnership's net loss in the three months ended December 31, 1999 is primarily the result of recording an accrual of $664,000 for the completion of a D-Check incurred to facilitate the remarketing of an additional aircraft.

NOTE 11 - SUBSEQUENT EVENT

     In February 2001, the Partnership and certain affiliated investment programs (collectively "the Programs") refinanced the outstanding indebtedness and accrued interest related to an aircraft on lease to Aerovias de Mexico, S.A. de C.V. In addition to refinancing the Programs' total existing indebtedness and accrued interest of $4,758,845, the Programs received additional debt proceeds of $3,400,177. The Partnership's aggregate share of the refinanced and new indebtedness was $4,011,791 including $2,339,924 used to repay the existing indebtedness on the refinanced aircraft. The Partnership used a portion of its share of the additional proceeds of $1,671,867 to repay the outstanding balance of the indebtedness and accrued interest related to the aircraft on lease to Finnair OY of $433,178 and certain aircraft reconfiguration costs that the Partnership had accrued at December 31, 2000. The new indebtedness bears a fixed interest rate of 7.65%, principal is amortized monthly and the Partnership has a balloon payment obligation at the expiration of the lease term of $1,337,875 in September 2004.

                        ADDITIONAL FINANCIAL INFORMATION

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

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

     The following is a summary of the cash excess (deficiency) associated with the aircraft dispositions which occurred in the year ended December 31, 2000 and 1998. There were no aircraft disposals during the year ended December 31, 1999.


                                                                                   2000                  1998
                                                                            ------------------    ------------------
Rents earned prior to disposal of the aircraft....................          $        1,580,999    $        6,064,972

Sale proceeds realized upon disposition of the aircraft...........                     846,496               846,300
                                                                            ------------------    ------------------

Total cash generated from rents and aircraft sale proceeds........                   2,427,495             6,911,272

Original acquisition cost of the aircraft disposed................                   2,118,625             7,877,224
                                                                            ------------------    ------------------

Excess (deficiency) of total cash generated
   to the cost of the aircraft disposed...........................          $          308,870    $         (965,952)
                                                                            ==================    ==================

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                                                 SALES AND
                                                        OPERATIONS              REFINANCINGS                  TOTAL
                                                    ------------------       ------------------        ------------------
Net (loss) income...............................    $       (1,354,310)      $          142,721        $       (1,211,589)

Add:
     Depreciation...............................               985,274                       --                   985,274
     Management fees............................                87,443                       --                    87,443
     Collections on net investment in
       sales-type lease.........................               195,127                       --                   195,127
     Book value of disposed equipment...........                    --                  703,775                   703,775
     Partnership's share of unconsolidated
     venture's loss.............................               136,626                       --                   136,626
Less:
     Non-cash gain on sales-type lease..........              (302,878)                      --                  (302,878)
     Sales-type lease revenue...................                (8,248)                      --                    (8,248)
     Principal repayment of notes payable.......              (914,188)                      --                  (914,188)
                                                    ------------------       ------------------        ------------------

     Cash used in operations, sales
     and refinancings...........................            (1,175,154)                 846,496                  (328,658)

Less:
     Management fees............................               (87,443)                      --                   (87,443)
                                                    ------------------       ------------------        ------------------

     Distributable cash used in operations,
     Sales and refinancings.....................            (1,262,597)                 846,496                  (416,101)

Other sources and uses of cash:
     Cash and cash equivalents
     at beginning of year.......................             1,270,294                1,910,613                 3,180,907
     Net change in receivable and accruals......              (184,786)                      --                  (184,786)
     Proceeds from notes payable................               666,217                       --                   666,217
     Investment in real estate venture..........                    --               (1,800,000)               (1,800,000)
                                                    ------------------       -------------------       ------------------

Cash and cash equivalents at end of year........    $          489,128       $          957,109        $        1,446,237
                                                    ==================       ==================        ==================

                    AIRFUND INTERNATIONAL LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                      FOR THE YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2000, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

     Operating expenses                                    $    1,334,456